National Grid                                                     Niagara Mohawk


                                              October 11, 2001


Hon. Janet Hand Deixler
Secretary
NYS Department of Public Service
Three Empire State Plaza
Albany, NY 12223-1350

     Re: Case 01-M-0075 - Joint Petition of Niagara Mohawk Holdings, Inc. Niagara Mohawk Power Corporation, National Grid plc and National Grid USA for Approval of Merger and Stock Acquisition

Dear Secretary Deixler:

     Enclosed for filing in the referenced proceeding are the original and twenty-five copies of the Joint Proposal to resolve all issues in this proceeding, namely, the merger of the petitioners and the plans for Niagara Mohawk Power Corporation's electricity and natural gas rates. The Joint Proposal is sponsored by a broad array of parties, listed on Attachment A hereto, representing diverse interests. These parties include the New York State Department of Public Service Staff, other governmental agencies, consumer groups, employee and retiree representatives and market participants. A summary of the Joint Proposal is also enclosed.

     On behalf of the sponsors of the Joint Proposal, we respectfully request that a procedural schedule for consideration of the Joint Proposal be established promptly. In that regard, attached is a proposed procedural schedule to which the sponsors of the Joint Proposal, among other parties, have agreed./1/ See Attachment B. With this procedural schedule, we believe the matter will be ripe for consideration by the Administrative Law Judge and the Commission in time for the Commission's November 28, 2001 session. Review of the proposed timetable will help

----------

1/ This schedule is consistent with the proposed schedule filed by the Petitioners and supported by the majority of parties with the Public Service Commission on September 22, 2001, and was the subject of a procedural conference held by the Honorable William Bouteiller on September 24, 2001. Certain parties have requested that the schedule be adjusted to require that statements in support of the Joint Proposal be filed first, and then statements in opposition filed. Although the proponents believe that the negotiation process and the proposed procedural schedule provide a reasonable basis for the parties to prepare statements, if the Commission is inclined to adjust the attached procedural schedule to accommodate such requests, the proponents propose that statements in support are due on the 8th day in the process (or October 18), statements in opposition are due on the 13th day in the process (or October 23), without a time period for reply comments.

----------
ensure receipt of other necessary regulatory approvals, permit a timely closing, and ensure customers' prompt receipt of benefits provided through the Joint Proposal.

     This filing is being served on the Active Parties List via overnight delivery. In addition, this filing letter, with its attachments, and the Joint Proposal, without its attachments, are being served via electronic mail today on those same parties.

                                          Respectfully submitted,



                                          Niagara Mohawk Holdings, Inc.
                                          Niagara Mohawk Power Corporation
                                          National Grid Group plc
                                          National Grid USA



                                          -------------------------------
                                          Thomas G. Robinson
                                          National Grid USA



                                          -------------------------------
                                          Gloria Kavanah
                                          Niagara Mohawk Power Corporation



                                          ------------------------------
                                          Steven J. Agresta
                                          Swidler Berlin Shereff Friedman, LLP
                                          On Behalf of Petitioners


cc:  Hon. William L. Bouteiller, Administrative Law Judge
     Active Parties List

Attachment A

                                 Case 01-M-0075
                      National Grid - Niagara Mohawk Merger
                               List of Signatories



               Niagara Mohawk Holdings, Inc.
               Niagara Mohawk Power Corporation
               Niagara Mohawk Energy, Inc.
               National Grid Group plc
               National Grid USA
               New York State Department of Public Service
               New York State Consumer Protection Board
               New York State Department of Economic Development/2/
               Empire State Development Corporation/3/
               Multiple Intervenors
               Public Utility Law Project
               Energetix, Inc.
               Advantage Energy, Inc.
               Leveraged Energy Purchasing Corporation, Inc.
               Community Energy, Inc.
               Natural Resources Defense Council
               Association for Environmental Defense
               American Wind Energy Association
               Distributed Power Coalition of America
               E Cubed Company, L. L. C.
               Keyspan Technology, Inc.
               Capstone Turbine
               Integrated Energy Concepts Engineering PC
               RealEnergy
               International Brotherhood of Electrical Workers Local - 97 Niagara Mohawk Pension Club - Utica (IBEW Members Club No. 310) Niagara Mohawk Pension Club - East
               Niagara Mohawk Pension Club - Western Division
               Niagara Mohawk Retirees Club - Potsdam
               The Ski Resorts Coalition
               Energy Enterprises, Inc.

----------

2/ This party has indicated its intention to sign the Joint Proposal on or before October 12, 2001.

3/ This party has indicated its intention to sign the Joint Proposal on or before October 12, 2001.

----------

                                                                    Attachment B


                                Proposed Schedule
                            NYPSC Case No. 01-M-0075:
                National Grid/Niagara Mohawk Merger and Rate Plan

--------------------------------------------------------------------------------
Event                                   Elapsed Days**     Calendar Date
--------------------------------------------------------------------------------
Filing of Joint Proposal                      1            Thursday, October 11
--------------------------------------------------------------------------------
Statements in support and opposition
to the Joint Proposal                         8            Thursday, October 18
--------------------------------------------------------------------------------
Public Statement Hearings                10 thru 20        Concurrent
--------------------------------------------------------------------------------
Reply comments in support and opposition     13            Tuesday, October 23
--------------------------------------------------------------------------------
Evidentiary hearings to cross examine
statements in support and opposition         15            Thursday, October 25
--------------------------------------------------------------------------------
Briefs in support or opposition              28*           Friday, November 9***
--------------------------------------------------------------------------------


* Ten days after last day of hearings, assuming that hearings last three business days.

** Elapsed days are calendar days, unless the date falls on a weekend, in which case the due date becomes the next business day.

*** If hearings last three days, this date would become Tuesday, November 13 (Monday, November 12 is Veteran's Day) unless we reduce the time for filing briefs after the hearings are completed. We propose the earlier of Friday, November 9, or 10 days after the last day of hearings as the date for filing Briefs, and the Petitioners will pay for the incremental cost of having accelerated transcripts produced if November 9 is earlier than 10 days after the completion of hearings.

                                STATE OF NEW YORK

                            PUBLIC SERVICE COMMISSION


Niagara Mohawk Holdings, Inc.; Niagara Mohawk )
Power Corporation; National Grid Group plc;   )     Case No. 01-M-0075
National Grid USA                             )


SUMMARY OF JOINT PROPOSAL

     On October 11, 2001, Niagara Mohawk Power Corporation (Niagara Mohawk), Niagara Mohawk Holdings, Inc., National Grid Group plc, and National Grid USA (National Grid) (collectively, Petitioners), together with the following (together, Signatories) filed a Joint Proposal with the Commission in the above captioned proceeding:

               New York State Department of Public Service
               New York State Consumer Protection Board
               New York State Department of Economic Development/1/
               Empire State Development Corporation/2/
               Multiple Intervenors
               Public Utility Law Project
               Energetix, Inc.
               Advantage Energy, Inc.
               Leveraged Energy Purchasing Corporation, Inc.
               Community Energy, Inc.
               Natural Resources Defense Council
               Association for Environmental Defense
               American Wind Energy Association
               Distributed Power Coalition of America
               E Cubed Company, L. L. C.
               Keyspan Technology, Inc.
               Capstone Turbine
               Integrated Energy Concepts Engineering PC
               RealEnergy
               International Brotherhood of Electrical Workers Local - 97 Niagara Mohawk Pension Club - Utica (IBEW Members Club No. 310) Niagara Mohawk Pension Club - East
               Niagara Mohawk Pension Club - Western Division
               Niagara Mohawk Retirees Club - Potsdam
               The Ski Resorts Coalition
               Energy Enterprises, Inc.

If approved, the Joint Proposal will implement the following:

     1. Approve under Section 70 of the Public Service Law the indirect acquisition of 100 percent of Niagara Mohawk's common stock by National Grid;

     2. Approve pursuant to Sections 65(1) and 110 of the Public Service Law a Rate Plan for retail electricity services that would:

----------

1/ This party has indicated its intention to sign the Joint Proposal on or before October 12, 2001.

2/ This party has indicated its intention to sign the Joint Proposal on or before October 12, 2001.

----------

          a. Reduce Niagara Mohawk's Electricity Delivery Rates by $159.8 million or 8.2 percent per year relative to currently effective Electricity Delivery Rates and 5.1 percent overall;

          b. Establish these lower Electricity Delivery Rates for ten years subject to various adjustments;

          c. Write off about $850 million of stranded costs associated with Niagara Mohawk's investment in the Nine Mile Point Nuclear Units, in addition to the $123 million that is proposed to be written off in Case No. 01-E-0011 (the pending proceeding on the sale of the Nine Mile Point Nuclear Units), producing a total write off of about $973 million;

          d. Exclude the recovery from customers of goodwill and acquisition costs associated with the transaction other than through the sharing of Efficiency Gains, Synergy Savings, and Costs to Achieve;

          e. Finally resolve all issues associated with Niagara Mohawk's recovery of and return on its existing stranded costs, and the allocation to Niagara Mohawk and its customers of the projected Efficiency Gains, Synergy Savings, and Costs to Achieve associated with the merger;

          f. Establish an earnings sharing mechanism, rate re-opener credit, and follow on merger credit to assure that Niagara Mohawk's customers share in any synergy savings and cost reductions following the merger that are greater than the projections that have supported the initial rate reductions;

          g. Set rates based on a return on equity of 10.6 percent, and establish earnings sharing targets at an 11.75 percent return on equity, which can be increased through Niagara Mohawk's performance under low income and competition related incentive mechanisms;

          h. Limit rate adjustments by establishing a deferral account for exogenous events such as law, regulation, tax, and accounting changes, extraordinary inflation, extraordinary storms, and unplanned major investments required at the end of the Rate Plan Period, and to reconcile revenues and costs from items such as pensions and benefit plans, economic development, environmental remediation, service quality penalties, and other cost categories;

          i. Continue Niagara Mohawk's programs for hedged electric commodity service throughout the Rate Plan Period;

          j. Require a full cost of service at the end of the Rate Plan Period that eliminates from Niagara Mohawk's Electricity Delivery Rates all recovery of the fixed component of Niagara Mohawk's stranded costs and any of Niagara Mohawk's share of efficiency gains, synergy savings, and costs to achieve associated with the merger;

          k. Implement a comprehensive service quality assurance program to promote high quality performance by Niagara Mohawk in delivery service reliability and customer service;

          l. Expand Niagara Mohawk's low income customers services to include a low income rate discount with an incentive program to assure that participation targets are achieved;

          m. Design and implement an annual customer outreach and education program that is responsive to customers' needs.

          n. Promote industrial and commercial development by adding $12.5 million per year to the existing economic development rate discounts that are now provided to Niagara Mohawk's customers for attraction, expansion and retention of businesses; waiving Niagara Mohawk's contract charges when those charges exceed the rates proposed under the Rate Plan; and modifying Niagara Mohawk's tariff rules to implement the Commission's new policy toward standby generation and to encourage the development of distributed generation on or adjacent to the sites of Niagara Mohawk's customers;

          o. Implement a comprehensive, new set of programs to encourage the marketing of renewable energy and to facilitate the development of new wind energy in Niagara Mohawk's service territory;

          p. Facilitate the development of the commodity market throughout Niagara Mohawk's service territory through the implementation of a market match program for customers greater than one megawatt; a customer service back out credit of 4 mills per kilowatt hour for residential and small commercial customers, and 2 mills per kilowatt hour for all others; customer outreach and education programs and ESCO Satisfaction Surveys; and the co-ordination of marketer registration and customer transfer requirements in the combined Niagara Mohawk/National Grid service territories;

          q. Provide a comprehensive five year transmission statement that sets forth information on the future demands and supplies in the New York and New England region and identifies opportunities for better use of the region's transmission system;

     3. Extend the freeze on gas delivery service rates for an additional sixteen months through December 31, 2004;

     4. Preserve the rights of IBEW Local 97 under its collective bargaining agreements and require negotiation with the union over the terms of programs that could affect represented employees;

     5. Extend additional protections to Niagara Mohawk's employees, retirees and customers by maintaining Niagara Mohawk's pension and benefit programs in a sub-trust that is separate from National Grid's other pension and benefit plans with a separate accounting to the Commission; reconciling the costs and benefits of Niagara Mohawk's pension and benefit programs in a deferral account for rate making purposes; creating a Retiree Advisory Committee that would be notified of any changes to Niagara Mohawk's pension and benefit plans before those changes are implemented; extending the protections in the merger agreement for retirees from two years to four years; and limiting Niagara Mohawk's ability to purchase annuities for those who retired between January 1, 1989 and July 1, 1998, while at the same time expressly affirming that nothing in the Joint Proposal affects or in any way diminishes the rights that retirees may have under their contracts or under state or federal law;

     6. Implement other corporate and financing authorizations, including the approval under Section 69 of the Public Service Law for Niagara Mohawk's participation in the National Grid USA Money Pool Agreement; approval under Section 66(4) for a change in Niagara Mohawk's fiscal year to the year ended March 31; approval of the corporate structure, affiliate rules and contracts, accounting treatment, dividend limitations, standards of competitive conduct, and extension of the period to file annual reports to the Commission all as set forth in Attachment 23 to the Joint Proposal; and

     7. Represent a finding of no significant environmental impact under the State Environmental Quality Review Act and its implementing regulations, 6 NYCRR Part 617.

                                TABLE OF CONTENTS


JOINT PROPOSAL.................................................................1

1.    Rate Plan................................................................3
   1.1      Effective Date and Term............................................3
      1.1.1       Effective Date...............................................3
      1.1.2       Rate Plan Expiration Date....................................4
      1.1.3       Rate Plan Period.............................................4
   1.2      Electricity Delivery Rates.........................................4
      1.2.1       Reduction and Stabilization of Electricity Delivery Rates....4
      1.2.2       Components of Electricity Delivery Rates.....................5
         1.2.2.1     Calculation of Transmission and Distribution Charges......6
         1.2.2.2     Over-Market Variable Costs Recovered in CTC...............6
         1.2.2.3     Fixed Cost Recovery in the CTC Is Limited.................6
         1.2.2.4     Mitigation of Over-Market Costs Associated with IPP
                       Contracts...............................................7
         1.2.2.5     Recovery of Stranded Costs beyond the Rate Plan Period
                       Limited to Over-Market Costs of IPP Contracts...........8
      1.2.3       Adjustments to Electricity Delivery Rates....................8
         1.2.3.1     Transmission Revenue Adjustment...........................8
         1.2.3.2     System Benefits Charge and New York Power Authority
                       Reconciliation..........................................8
         1.2.3.3     CTC Reset.................................................9
            1.2.3.3.1    Market Price Forecast................................10
            1.2.3.3.2    Recalculation of Over-Market Variable Costs..........10
            1.2.3.3.3    Adjust Electricity Delivery Rates....................10
            1.2.3.3.4    Reset the DCA for SRS Customers......................11
         1.2.3.4     Adjustment for Deferrals.................................11
         1.2.3.5     Reclassification of Costs................................12
         1.2.3.6     Rate Re-opener...........................................13
            1.2.3.6.1    File Cumulative Earnings Report......................13
            1.2.3.6.2    File Rate Re-opener..................................14
            1.2.3.6.3    Re-evaluations in the Event the Re-opener Credit
                           Has Not Been Implemented...........................14
         1.2.3.7     Adjustment in the Event of Poor Service Quality..........15
      1.2.4       Deferral Account............................................15
         1.2.4.1     Existing Deferral Balances...............................16
          1.2.4.2     Tax and Accounting Changes..............................17
            1.2.4.2.1    Externally Imposed...................................17
            1.2.4.2.2    Internally Adopted...................................18
         1.2.4.3     Legislative or Regulatory Changes........................18
            1.2.4.3.1    Material Regulatory Changes..........................18
         1.2.4.4     Extraordinary Inflation..................................18
         1.2.4.5     Costs Associated with Extraordinary Storms...............19

         1.2.4.6     Site Investigation and Remediation Costs.................20
         1.2.4.7     Economic Development Fund................................20
         1.2.4.8     Service Quality Penalties................................21
         1.2.4.9     Customer Service Backout, Metering, and Billing Credits..21
         1.2.4.10    Earnings Sharing Mechanism...............................22
         1.2.4.11    Stranded Cost Mitigation and Adjustment..................22
         1.2.4.12    Renewables Cap...........................................23
         1.2.4.13    Pension and OPEB Expense.................................23
         1.2.4.14    Incremental Expenses Associated with the Customer
                       Outreach and Education Incentive Program and
                       Competition-Related and Low Income Incentive
                       Mechanisms.............................................23
         1.2.4.15    Religious Rates..........................................23
         1.2.4.16    Major Investments in Years Seven to Ten of the Rate
                       Plan Period............................................23
         1.2.4.17    Loss of Revenue from Changes to Rules 12, 44, and 52.....24
         1.2.4.18    New Services and Royalties...............................25
         1.2.4.19    Follow-on Credit Merger..................................25
         1.2.4.20    Delay in Effective Date..................................25
      1.2.5       Earnings Sharing Mechanism..................................26
         1.2.5.1     File Cumulative Earnings Report..........................26
         1.2.5.2     Calculation of Cumulative Earned Return on Equity........26
            1.2.5.2.1    Earnings Base/Capitalization.........................27
            1.2.5.2.2    Capital Structure....................................27
            1.2.5.2.3    Performance Based Compensation.......................27
            1.2.5.2.4    Interest Payments by Constellation to Niagara Mohawk.28
            1.2.5.2.5    NOL Benefits.........................................28
            1.2.5.2.6    Net Incremental Revenue from New Services and
                           Royalties..........................................29
            1.2.5.2.7    Synergy Savings, Efficiency Gains, and Costs to
                           Achieve............................................29
            1.2.5.2.8    Fair Value Adjustments...............................30
            1.2.5.2.9    Follow-on Merger Synergy Allowance...................30
         1.2.5.3     Earnings Sharing.........................................30
         1.2.5.4     Customer Outreach and Education Program and
                       Competition-Related and Low Income Incentive
                         Mechanisms...........................................31
      1.2.6       Post Rate Plan Filings......................................31
      1.2.7       Right to File a Complaint During the Rate Plan Period.......32
      1.2.8       Right to Make a General Rate Filing During the Rate Plan
                    Period....................................................32
      1.2.9       Low Income Customer Services................................33
      1.2.10      Economic Development........................................34
         1.2.10.1    Continued Commitment to Economic Development Activities..34
         1.2.10.2    Economic Development Plan................................34
      1.2.11      Environmental and Renewable Marketing Commitments...........35
      1.2.12      Contract Customers..........................................36
      1.2.13      Transmission and Delivery Charges for Customers Taking
                  NYPA Service under an Economic Development Program
                  Rider (EDPR), Power for Jobs Rider (PFJR) or High Load
                  Factor Fitzpatrick Delivery Charge..........................37
      1.2.14      Transmission and Delivery Charges for Customers Taking
                    NYPA Hydro Service under SC-4.............................37

      1.2.15      New Allocations Defined.....................................37
      1.2.15      Outdoor Lighting Service....................................38
      1.2.17      Rules 12, 44, and 52........................................38
         1.2.17.1    Rule 12..................................................38
         1.2.17.2    Rule 44..................................................39
         1.2.17.3    Rule 52..................................................39
            1.2.17.3.1     Islanded Generation................................39
            1.2.17.3.2     Connected Generation...............................40
         1.2.17.3.3  Reservation of Rights....................................40
            1.2.17.3.4     Accounting for Exit Fees...........................41
      1.2.18      Distributed Generation Pilot Program........................41
      1.2.19      IEEE Standard 1547..........................................41
      1.2.20      Terms and Conditions for Suppliers to Facilitate Retail
                    Access....................................................42
      1.2.21      Rights to File Revenue Neutral Rate Designs and Regulatory
                    Simplification............................................43
      1.2.22      Transmission Planning and Investment........................43
   1.3      Commodity Service.................................................45
      1.3.1       DCA Available for SRS Customers; Partial Hedge..............45
      1.3.2       DCA Customers May Transfer to Market Priced Service.........46
      1.3.3       All Customers May Select an Alternative Supplier of
                    Commodity; Customer Service Backout Credit................46
      1.3.4       Future Hedges for SRS Customers.............................46
      1.3.5       Market Match for Customers Greater than One Megawatt........47
      1.3.6       Commodity Sales under Existing Programs.....................49
         1.3.6.1     SC-3A, Option 2..........................................49
         1.3.6.2     NYPA Commodity Sales Program.............................49
         1.3.6.3     Empire Zone Rider Customers..............................49
         1.3.6.4     Power for Jobs Allocation Methodology....................49
   1.4      Modifications to Prices Unrelated to Electricity Delivery Rates;
              Introduction of New Services....................................50
   1.5      Resolution of Outstanding Issues..................................50
   1.6      Extension of Natural Gas Rate and Restructuring Agreement.........51
      1.6.1       Extension of Gas Freeze.....................................52
         1.6.1.1     Synergy Savings and Efficiency Gains in New Rates........52
         1.6.1.2     Roll-In of State Income Taxes............................52
         1.6.1.3     Follow-on Merger Credits.................................52
         1.6.1.4     Pension and OPEB Expenses................................53
         1.6.1.5     Modifications and Clarifications.........................53
      1.6.2       Other Terms and Conditions..................................53
         1.6.2.1     Cathodic Protection Program..............................53
         1.6.2.2     One-Call Notice..........................................54
         1.6.2.3     Backlog of Leaks.........................................54
         1.6.2.4     Upstream Capacity........................................54
         1.6.2.5     Customer Migration Incentive.............................55
         1.6.2.6     Understanding and Awareness Incentive....................55
         1.6.2.7     Revenue Sharing..........................................55

      1.6.3       Balancing...................................................56
      1.6.4       SC-14 Gas, Transportation Service for Dual Fuel Electric
                    Generators................................................56
      1.6.5       Costs of New Pipeline During Extension Period...............57
      1.6.6       Pipeline Safety Requirements................................57
      1.6.7       Miscellaneous Tariff and Rate Design Issues.................58
         1.6.7.1     SC-1 Minimum Charge......................................58
         1.6.7.2     SC-2 Tail Block Rate.....................................58
         1.6.7.3     SC-6 Lock-in.............................................58
         1.6.7.4     Classification of Multiple Dwellings.....................59
         1.6.7.5     Former Syracuse Suburban Customer Issues.................59
         1.6.7.6     Bill Impacts of Rate Changes.............................59
         1.6.7.7     Gas Billing Backout Credit...............................60
      1.6.8       Earnings Sharing Mechanism..................................60
      1.6.9       Religious Rates.............................................61
      1.6.10      Allowance for Funds Used During Construction................61
   1.7      Force Majeure.....................................................61

2.    Merger Approval, Corporate Authorizations and Retiree Benefits..........61
   2.1      Closing of the Merger a Condition to the Settlement...............61
   2.2      Support before All Regulatory Agencies............................62
   2.3      Approval of the Merger, Financings, Corporate Structure, and
              Affiliate Rules.........................62
   2.4      Labor Negotiations Reserved.......................................64
   2.5      Retiree Benefits..................................................64
      2.5.1       Extension of Commitments in Merger Agreement................66
      2.5.2       Retiree's Advisory Committee Established....................66
      2.5.3       Annuitization of Pensions Requires Prior Notice to and
                    Approval from the Commission..............................67
      2.5.4       Commission's Statement of Policy Followed for Rate-Making...68
      2.5.5       No Effect on Collective Bargaining Process..................69
   2.6      Operations in New York............................................69

3.    Additional Provisions...................................................70
   3.1      No Admissions.....................................................70
   3.2      Discussion Privileged.............................................70
   3.3      Commission Acceptance a Condition.................................70
   3.4      Dispute Resolution................................................71
   3.5      Commission Authority..............................................71

                                STATE OF NEW YORK

                            PUBLIC SERVICE COMMISSION


Niagara Mohawk Holdings, Inc.; Niagara Mohawk Power )         Case No. 01-M-0075
Corporation; National Grid Group plc; National Grid USA)

                                 JOINT PROPOSAL


     This Joint Proposal is sponsored by Niagara Mohawk Power Corporation ("Niagara Mohawk" or the "Company"), Niagara Mohawk Holdings, Inc., National Grid Group plc, and National Grid USA (together "National Grid") (collectively the "Petitioners" or the "Companies") and by the following (who, together with the Petitioners, are collectively the "Signatories"):

     New York State Department of Public Service
     New York State Consumer Protection Board
     New York State Department of Economic Development/1
     Empire State Development Corporation/1
     Multiple Intervenors
     Public Utility Law Project
     Energetix, Inc.
     Advantage Energy, Inc.
     Leveraged Energy Purchasing Corporation, Inc.
     Community Energy, Inc.
     Natural Resources Defense Council
     Association for Environmental Defense
     American Wind Energy Association
     Distributed Power Coalition of America
     E Cubed Company, L. L. C.
     Keyspan Technology, Inc.
     Capstone Turbine
     Integrated Energy Concepts Engineering PC
     RealEnergy
     International Brotherhood of Electrical Workers Local - 97
     Niagara Mohawk Pension Club - Utica (IBEW Members Club No. 310) Niagara Mohawk Pension Club - East
     Niagara Mohawk Pension Club - Western Division
     Niagara Mohawk Retirees Club - Potsdam
     The Ski Resorts Coalition
     Energy Enterprises, Inc.

---------------------
1/This party has indicated its intention to sign the Joint Proposal on or before October 12, 2001.

     This Joint Proposal is designed to resolve all issues presented by the merger of the Companies and to establish a Rate Plan for Niagara Mohawk (the "Rate Plan")./2

     The Rate Plan reduces the revenues under Niagara Mohawk's Electricity Delivery Rates by $159.8 million per year on the Effective Date and maintains those rates through December 31, 2011. Electricity Delivery Rates include charges for transmission, distribution, and Niagara Mohawk's Competitive Transition Charge ("CTC") but exclude the prices for commodity and the commodity-based Delivery Charge Adjustment ("DCA"). The reduced revenues, shown on Attachment 4, p. 2, column G, line 14, are subject to the adjustments set forth below. The lower Electricity Delivery Rates are mainly achieved by realizing synergies and efficiency gains in Niagara Mohawk's transmission and distribution operations and by limiting and reshaping Niagara Mohawk's recovery of its stranded costs during the Rate Plan Period. The Rate Plan sets forth the provisions for the recovery of Niagara Mohawk's stranded costs after the Effective Date of the Rate Plan and resolves the issues associated with the estimation, allocation, and sharing of synergy savings and efficiency gains. The Rate Plan also includes a comprehensive Service Quality Assurance Program with potential annual penalties of $24 million pre-tax to encourage Niagara Mohawk to maintain and enhance safety, reliability, and service to customers (Attachment
9). Niagara Mohawk will continue its Low Income Customer Assistance Program ("LICAP") and enhance its services to low income customers by providing bill credits to eligible customers (Attachment 19). Niagara Mohawk will have the opportunity to earn incentives of up to 250 basis points over the term of the Rate Plan for performance in implementing customer outreach and education and competition-related programs, and the low income rate discount (Attachment 8).

---------------------
2/ The Merger Agreement itself contains many commitments among the Petitioners. Those commitments shall remain in place in accordance with the Merger Agreement unless expressly modified by this Joint Proposal.

     In addition, the Rate Plan provides for the continuation of an option for commodity sales to Niagara Mohawk's Standard Rate Service ("SRS") customers under which base commodity prices are partially hedged through the remainder of the Rate Plan Period by Niagara Mohawk's portfolio of electricity supply contracts. This option, which is subject to adjustment for changes in commodity costs, will result in the continuation of Niagara Mohawk's DCA for eligible rate classes. The Rate Plan also extends a limited hedge to all of Niagara Mohawk's customers by continuing to reset the CTC every two years based on updated market price forecasts for the commodity portion of the electricity bill.

     With regard to the natural gas rates of Niagara Mohawk, this Joint Proposal extends the current Natural Gas Rate and Restructuring Agreement for an additional 16 months beyond its current expiration date of August 31, 2003, or through December 31, 2004, subject to the terms and conditions set forth in
Section 1.6.

     The Signatories have agreed on the following:

1.   Rate Plan

     1.1  Effective Date and Term

          1.1.1 Effective Date

The Effective Date of the Rate Plan ("Effective Date") shall be the day after the closing of the merger of Niagara Mohawk Holdings and National Grid, provided, however, that if the Effective Date occurs after January 1, 2002, Niagara Mohawk shall adjust its write off of electric stranded costs such that the remaining balance equals the amount shown for the delayed Effective Date on

Attachment 2./3 Additionally, Niagara Mohawk will place into the Deferral Account set forth in Section 1.2.4, an electric customer credit of $425,000 per day for every day the Effective Date is delayed beyond January 1, 2002, pursuant to Section 1.2.4.20. Niagara Mohawk shall have the option after notice to the Commission and the parties of moving forward the Effective Date to a date following: (a) the receipt of all regulatory approvals necessary to close the merger and implement the Rate Plan; and (b) the closing of the sale of the Nine Mile Point Nuclear Units.

          1.1.2 Rate Plan Expiration Date

The electric Rate Plan shall continue until December 31, 2011 ("Expiration Date"). Any balances in the Deferral Account established pursuant to Section 1.2.4, whether positive or negative, remaining on the Expiration Date will be addressed in the Niagara Mohawk general rate filing at the end of the Rate Plan Period, as discussed more fully in Section 1.2.6. Certain aspects of the Rate Plan specifically delineated below, such as the recovery of the Over-Market Variable Costs of certain Independent Power Producer ("IPP") contracts or the amortization of IPP buy down or buy out costs as set forth in Section 1.2.2.5, shall extend beyond the Expiration Date of the Rate Plan.

          1.1.3 Rate Plan Period

The Rate Plan Period shall be the period between the Effective Date as determined under Section 1.1.1 and the Expiration Date as determined under
Section 1.1.2 unless the Commission approves a request by Niagara Mohawk or another party to change rates pursuant to Sections 1.2.8 or 1.2.7 respectively, or the Commission opens the Rate Plan pursuant to Section 3.5.

     1.2 Electricity Delivery Rates

          1.2.1 Reduction and Stabilization of Electricity Delivery Rates

---------------------
3 See Section 1.6 for the provisions affecting natural gas delivery service rates.

Niagara Mohawk shall implement the Electricity Delivery Rates included in Attachment 3 for usage on and after the Effective Date. Class average prices and overall impacts by rate class are included in Attachment 4. The revenue requirements analyses supporting the Electricity Delivery Rates in each year of the Rate Plan Period are shown in Attachment 1. As shown on that Attachment, State Income Taxes are rolled into the Electricity Delivery Rates. Unless otherwise authorized by the Commission, the Electricity Delivery Rates will remain constant through the Rate Plan Period, with the exception of the adjustments set forth below dealing with:

         Transmission Revenue Adjustment (Section 1.2.3.1),
         System Benefits Charge (Section 1.2.3.2),
         Adjustment for Deferrals (Section 1.2.3.4),
         Reclassification of Costs (Section 1.2.3.5),
         Rate Re-opener (Section 1.2.3.6), and
         Adjustment in the Event of Poor Service Quality (Section 1.2.3.7),

and the following commodity-related adjustments:

         New York Power Authority ("NYPA") Reconciliation (Section 1.2.3.2), CTC Reset (Section 1.2.3.3), and
         Delivery Charge Adjustment (Section 1.3).

The Electricity Delivery Rates shall also be subject to the rights to file a complaint and general rate increase pursuant to Sections 1.2.7 and 1.2.8, and the Commission's authority set forth in Section 3.5. In addition to the Electricity Delivery Rates, Niagara Mohawk's rates for SRS customers shall include the charges for commodity and the commodity-based DCA that are set forth in Section 1.3.

          1.2.2 Components of Electricity Delivery Rates

Niagara Mohawk's Electricity Delivery Rates shall recover: (a) the costs of providing transmission and distribution service to Niagara Mohawk's retail customers; and (b) Niagara Mohawk's CTC, including Over-Market Variable Costs (offset by the NYPA Residential Hydropower Benefit) and Fixed Costs, defined below, as shown on Attachment 1, p. 1.

                1.2.2.1 Calculation of Transmission and Distribution Charges

Niagara Mohawk's Transmission and Distribution Charges are based on the revenue requirements analyses for each year of the Rate Plan included in Attachment 1. Niagara Mohawk shall be authorized to use a 10.6% return on equity for the electric component of equity in the calculation of its Allowance for Funds Used During Construction.

                1.2.2.2 Over-Market Variable Costs Recovered in CTC

The estimated market value and the resulting Over-Market Variable Costs of the electricity produced from Niagara Mohawk's power supply portfolio are established in Attachment 5 ("Over-Market Variable Costs"). The Over-Market Variable Costs shown on Attachment 5 include gas-indexing costs related to IPP contracts. The Over-Market Variable Costs shall be recovered in the CTC subject to the adjustments in Sections 1.2.2.4 and 1.2.3.3.

                1.2.2.3 Fixed Cost Recovery in the CTC Is Limited

In addition to Over-Market Variable Costs, Niagara Mohawk's CTC shall recover the Fixed Costs together with a return on the unamortized balance of those Fixed Costs as shown on Attachment 1, p. 3 ("Fixed Costs"). Niagara Mohawk shall reduce the Fixed Costs included in the CTC recovery during the Rate Plan Period by writing off the balance of its stranded costs down to the level shown on Attachment 2 as of the Effective Date, and applying the write-off to the stranded costs associated with Niagara Mohawk's ownership interest in the Nine Mile Point Nuclear Units. If the Effective Date occurs on January 1, 2002, the write-off would reduce the stranded costs associated with the Nine Mile Point Nuclear Units by about $850 million. This write-off is in addition to the write-off of $123 million of nuclear stranded costs pursuant to Niagara Mohawk's Joint Proposal associated with the proposed sale of Nine Mile Point Nuclear Units to Constellation Nuclear LLC ("Constellation") as announced on December 12, 2000, pending before the Commission in Case No.

01-E-0011 ("Nine Mile Point Sale")./4 The balance of Fixed Costs recovered through the CTC remaining after the above adjustments shall be recovered during the Rate Plan in accordance with the schedule of amortization and return shown in Attachment 1, subject to the adjustment mechanisms set forth in this Agreement.

                1.2.2.4 Mitigation of Over-Market Costs Associated with IPP
                        Contracts

Niagara Mohawk may restructure its power contracts. Niagara Mohawk's recovery associated with the amortization of the economic buy down or buy out payments with a return equal to Niagara Mohawk's over-all pre-tax cost of capital shall be limited to the forecast stream of purchased power costs under the original IPP contract less a reasonable level of savings. For the period from the buy down or buy out through the next CTC Reset (see Section 1.2.3.3), Niagara Mohawk's recovery of the amortized buy down or buy out costs as set forth in the prior sentence shall be recovered through the Commodity Adjustment Clause, defined in Rule 29 of Niagara Mohawk's tariff. At the next CTC reset, the net revenue requirements associated with the amortization and return of the remaining net buy down or buy out payments will be reflected in the CTC component of the rates. To facilitate Commission review of the proposed ratemaking, the buy down and buy out payments and recoveries will be separately identified in the CTC Reset filing made with the Commission pursuant to Section 1.2.3.3.

                                       7
---------------------
4/ The Joint Proposal by Multiple Intervenors, the Department of Public Service Staff ("DPS Staff"), and Niagara Mohawk filed with the Commission on May 7, 2001 in Case No. 01-E-0011 ("Joint Proposal for Nine Mile Point") is incorporated by reference into this Joint Proposal. If the Commission approves the Joint Proposal for Nine Mile Point, all commitments, rights, and obligations set forth in that agreement shall apply during the Rate Plan Period, unless expressly modified in this Joint Proposal. Among the agreements in the Joint Proposal for Nine Mile Point was the stipulation that Niagara Mohawk would flow through the full consideration agreed upon for the Nine Mile Point Units as a reduction to rate base upon closing, even though Constellation may only pay a portion of the amount at closing with the balance to be paid over time with interest. In consideration of the immediate reduction in rate base, Niagara Mohawk is allowed to record the interest payments from Constellation below the line.

                1.2.2.5 Recovery of Stranded Costs beyond the Rate Plan Period
                        Limited to Over-Market Variable Costs of IPP Contracts

At the Rate Plan Expiration Date, all generation related stranded costs will be fully amortized for ratemaking purposes with the exception of: (1) any Over-Market Variable Costs associated with IPP contracts that extend beyond the Rate Plan Expiration Date (offset by the NYPA Residential Hydropower Benefit); and (2) any unamortized amounts that remain on or occur after the Rate Plan Expiration Date associated with the economic buy down or buy out of IPP contracts. At that time, Niagara Mohawk shall cease recovery of the Fixed Cost component of the CTC, but shall have the right to recover both any ongoing Over-Market Variable Costs (offset by the NYPA Residential Hydropower Benefit) and any unamortized IPP buy down or buy out costs identified in the prior sentence.

          1.2.3 Adjustments to Electricity Delivery Rates

Electricity Delivery Rates established under Section 1.2.2 shall be subject to adjustments, including those set forth in this section.

                1.2.3.1 Transmission Revenue Adjustment

Niagara Mohawk shall continue the Transmission Revenue Adjustment set forth in Rule 43 with a revised target of about $123 million of transmission revenues per year included in the Base Electricity Delivery Rates as set forth in Attachment 21.

                1.2.3.2 System Benefits Charge and New York Power Authority
                        Reconciliation

Niagara Mohawk's Electricity Delivery Rates shall continue to be adjusted for the System Benefits Charge ("SBC") and the NYPA Residential Hydropower Benefit Reconciliation. For the SBC, the Company will recover the amounts set forth by the Commission in its Order Continuing and Expanding the System Benefits Charge for Public Benefit Programs, Case 94-E-0952, In the

Matter of Competitive Opportunities Regarding Electric Service (January 26,
2001), as it may be modified from time to time. See Attachment 6 for the methodology that will be used to reconcile and adjust the NYPA Hydropower Benefit Charge.

                1.2.3.3 CTC Reset

The CTC component of Niagara Mohawk's rates shall be reset every two years to reflect the impact that changes in the forecast of commodity prices for electricity and natural gas have on Niagara Mohawk's Over-Market Variable Costs, including economic buy downs and buy outs of over-market IPP contracts as set forth in Section 1.2.2.4, that are recovered through the CTC as further described in the CTC reset procedure in Attachment 7. The Over-Market Variable Costs are established for the first two years of the Rate Plan Period through the market value forecast that is included in Attachment 5. During the period from the Effective Date of the Rate Plan through December 31, 2003 and in any periods between CTC resets, the market forecast used to establish the CTC (excluding ancillary services and NYPA Transmission Adjustment Clause ("NTAC"), which are addressed in Rule 46), will be reconciled to actual market prices monthly with the differences included in the DCA as set forth below. The procedure for resetting the CTC shall be as follows. On August 1, 2003 and every two years thereafter (the "August Filing"), Niagara Mohawk shall make a compliance filing to: (a) forecast market prices for electricity, purchased power costs (including quantities and prices), and gas indexing costs for the coming two calendar years; (b) recalculate the Over-Market Variable Costs shown on Attachment 5 for the same period; (c) use the new forecast of Over-Market Variable Costs to adjust Electricity Delivery Rates by allocating the increase or reduction in accordance with the rate design procedure set forth in Attachment 7; and (d) use the new forecast of market prices to reset the benchmark price from which the DCA is measured in the rates of SRS customers. The calculations and adjustments shall be made in accordance with the procedures set forth in the following subsections and shall become effective, after review and approval by the Commission consistent with the notice and comment periods in the State Administrative Procedures Act ("SAPA"), for usage on and after January 1 of the calendar year following the filing and remain in effect for two calendar years.

                     1.2.3.3.1 Market Price Forecast

In the August Filing, Niagara Mohawk shall forecast market prices for the following two calendar years using a method that provides a reasonable estimate of the prices of electricity and natural gas used for the design of electricity rates in the zones that Niagara Mohawk serves. The new market price forecast should extend throughout the balance of the 10-year rate plan period for illustrative purposes.

                     1.2.3.3.2 Recalculation of Over-Market Variable Costs

The Over-Market Variable Costs shall be adjusted by the new forecast (excluding any costs or benefits from New Hedges, as defined in Section 1.2.3.3.4) using the methodology shown on Attachment 7.

                     1.2.3.3.3 Adjust Electricity Delivery Rates

Any increase or decrease in Over-Market Variable Costs caused by the forecast process in Sections 1.2.3.3.1 and 1.2.3.3.2 shall be reflected in an adjustment to Niagara Mohawk's Electricity Delivery Rates using the methodology set forth in Attachment 7. This methodology for adjusting the Electricity Delivery Rates is designed to allocate the costs and benefits of Niagara Mohawk's hedges executed on or before June 1, 2001 to both SRS and Market Rate Service ("MRS") customers.

Any increase or decrease caused by the Adjustment for Deferrals, set forth in
Section 1.2.3.4 will be a separate adjustment to Electricity Delivery Rates and allocated among rate classes using the methodology set forth in Attachment 7.

                     1.2.3.3.4 Reset the DCA for SRS Customers

The CTC for SRS customers shall be reset so that the benchmark price from which the DCA is measured results in a forecast DCA of zero for each class, plus or minus the projected net costs or benefits of New Hedges, defined below, plus the balance, if any, carried forward from the DCA Cap, set forth in Rule 29. A New Hedge is the Erie Boulevard/Orion contract extension accepted by the Commission by Order issued on June 22, 2001/5 and any other contract or other instrument that mitigates SRS customers' market price risk for power or gas supplies related to electric power supply arrangements executed on or before June 1, 2001. The buy out or restructuring of power supply and hedging contracts in place on June 1, 2001 shall not be construed as a New Hedge.

                1.2.3.4 Adjustment for Deferrals

Niagara Mohawk's Electricity Delivery Rates will also be subject to an adjustment for the balances in the Deferral Account as defined in Section 1.2.4. The Adjustment for Deferrals will include any items above the thresholds set forth in that section, including the plus or minus $100 million cap on all deferrals for all items subject to the Deferral Account, and the $20 million cap on Customer Service Backout Credits, Metering Credits, and Billing Credits in excess of their respective Short Run Avoided Costs ("SRAC") that applies when the Deferral Account is positive (that is when customers owe Niagara Mohawk money), implemented in accordance with Section 1.2.4.9. The Adjustment for Deferrals will be implemented with a compliance filing made at the same time as the CTC Reset. The balances as of June 30 in the year of the CTC Reset filing will be used to determine whether the thresholds for deferrals have been exceeded. Any amounts in excess of the thresholds, as updated at least through September 30, together with a forecast of

---------------------
5/ Case No. 01-E-0383.

future deferrals through the end of the CTC Reset Period, will be recovered pursuant to the procedure set forth in Section 1.2.3.3.3.

                1.2.3.5 Reclassification of Costs

The Electricity Delivery Rates and transmission and distribution charges of Niagara Mohawk are based on the current separation of costs among the generation, supply, transmission, and distribution functions of the electricity supply and delivery system, and between the electric operations and the natural gas operations of Niagara Mohawk. To the extent that Niagara Mohawk's service responsibilities change, including, without limitation, (a) through the introduction of competition in metering, billing, and information services, (b) through a change in responsibilities between Niagara Mohawk and the New York Independent System Operator and any successors thereto (defined as the "NYISO"),
(c) through a restructuring of Niagara Mohawk's transmission operations, (d) through a change in Niagara Mohawk's franchise rights to provide distribution and transmission service within its service territory, (e) through a change in the allocation of costs and revenues now allocated between Niagara Mohawk's natural gas and electric operations,/6 or (f) through any other change in the allocation of costs and revenues to or from Niagara Mohawk's transmission and distribution operations by the Commission, Federal Energy Regulatory Commission ("FERC"), NYISO, or any other agency having authority over how such costs or revenues are allocated to or away from the distribution or transmission function, Niagara Mohawk shall make appropriate adjustments to its Electricity Delivery Rates and to its transmission and distribution charges all of which are subject to normal Commission approval procedures. Any such reallocation of responsibilities shall not affect: (i) Niagara

---------------------
6/ The expense allocations in this Joint Proposal are based on 83 percent to electric operations and 17 percent to gas operations. In the event the Commission modifies these allocation percentages in either a gas or electric proceeding, Niagara Mohawk shall make a compliance filing to incorporate the new allocations in this Joint Proposal and Attachments 10, 12, and 16.

Mohawk's ability to recover from retail customers all of the revenues allowed under this Joint Proposal, including without limitation, the CTC; and (ii) Niagara Mohawk's ability to retain its fifty percent allocation of Synergy Savings, Efficiency Gains, and Costs to Achieve. It is the intent of the signatories that any reclassification or reallocation be done in a revenue neutral manner./7 To the extent that any reclassification or reallocation leads to an under- or over-recovery of electricity delivery revenues, Niagara Mohawk shall include such under- or over-recovery in its Electricity Delivery Rates using a rate design specified at the time of Commission approval./8

                1.2.3.6 Rate Re-opener

Niagara Mohawk's Rate Plan shall be subject to a Rate Re-opener in the calendar year beginning on January 1, 2007, if its cumulative earnings as calculated under the Earnings Sharing Mechanism, set forth in Section 1.2.5, for the period from the Effective Date through December 31, 2005 show earnings in excess of an
11.75 percent Return on Equity ("ROE"). For the purposes of this section only, the 11.75 percent ROE shall not be adjusted for Niagara Mohawk's performance under the Competition-Related and Low Income Incentive Mechanisms set forth in Attachment 8. The need for a Rate Re-opener shall be determined using the following procedure.

                     1.2.3.6.1 File Cumulative Earnings Report

By July 1, 2006, Niagara Mohawk shall file with the Commission a Cumulative Earnings Report for the period from the Effective Date through December 31, 2005. The Cumulative Earnings Report shall calculate Niagara Mohawk's Cumulative Earned Return on Equity using the procedures and with the adjustments as applied to the Earnings Sharing Mechanism set forth in

---------------------
7/ For example, if FERC were to increase the rate of return on transmission assets, then electricity distribution rates would be reduced such that the bundled retail delivery rate remains unchanged.
8/ Nothing in this section or in the Joint Proposal shall prejudice any rights a party may have in the proceeding on Niagara Mohawk's Open Access Transmission Tariff in FERC Docket No. OA96-194-000.

Section 1.2.5 for the period through December 31, 2005. Niagara Mohawk shall hold an information session on the Cumulative Earnings Report. If the parties agree or the Commission finds that the Cumulative Earnings Report demonstrates that an 11.75 percent ROE has not been reached during the period through December 31, 2005, no Rate Re-opener filing by Niagara Mohawk will be required for the period that begins on January 1, 2007.

                     1.2.3.6.2 File Rate Re-opener

If, and only if, Niagara Mohawk agrees or the Commission finds that the Cumulative Earnings Report demonstrates that an 11.75 percent ROE has been exceeded for the period through December 31, 2005, Niagara Mohawk shall divide the amount of pretax earnings in excess of 11.75 percent by the number of years, representing the period between the Effective Date and December 31, 2005, to calculate the annualized amount of excess earnings./9 Niagara Mohawk shall then make a compliance filing by September 15, 2006 of a credit to reduce its Electricity Delivery Rates by fifty percent of the annualized amount of the excess earnings (the "Re-opener Credit"). The Re-opener Credit shall become effective for services rendered on and after January 1, 2007, and remain in effect through the Rate Plan Expiration Date.

                     1.2.3.6.3 Re-evaluations in the Event the Re-opener Credit
                               Has Not Been Implemented

If, and only if, the Cumulative Earnings Report filed under Section 1.2.3.6.1 demonstrated that no excess earnings over 11.75 percent ROE were realized during the period from the Effective Date through December 31, 2005, and as a result no Re-Opener Credit was implemented on January 1, 2007, then Niagara Mohawk shall repeat the analysis in the following year by making a compliance filing by July 1, 2007 for the four-year period from January 1, 2003 through December 31, 2006. In the event the analysis again shows that no excess earnings were realized,

---------------------
9/ For example, if the Effective Date is February 15, 2002, the number of years is 3.875.

the analysis will be repeated each year reflecting the most recent four calendar years. In the first analysis which shows that excess earnings occurred, Niagara Mohawk shall make the compliance filing pursuant to Section 1.2.3.6.2 and implement a Re-opener Credit to reduce Electricity Delivery Rates by 50 percent of the earnings in excess of an 11.75 percent ROE for the remainder of the Rate Plan Period. Only one Re-opener Credit will be implemented during the Rate Plan Period, and once a Re-opener Credit is implemented, this section will no longer apply for the remainder of the Rate Plan, and the Modified Sharing Schedule set forth in Section 1.2.5.3 will become effective from and after the effective date of the Re-opener Credit.

                1.2.3.7 Adjustment in the Event of Poor Service Quality

Under the Service Quality Assurance Program set forth in Attachment 9, Niagara Mohawk is required to report on its performance for the prior year by March 31. Whenever that performance indicates that penalties greater than or equal to $7.5 million have accrued during the prior year, Niagara Mohawk shall reflect the entire amount as a credit to the customer charge of each of its electric and gas customers using the following methodology. The portion of the credit associated with penalties relating to electric reliability will be determined by dividing the amount of electric reliability penalty accrued in the prior year by the number of Niagara Mohawk's total electric bills expected for the following July. The portion of the credit associated with penalties relating to customer service will be determined by dividing the amount of customer service penalty accrued in the prior year by the number of electric and gas bills expected for the following July. The credit shall be implemented in July billings, shall be accompanied by a bill insert explaining the credit, and shall be fully reconciled through the Deferral mechanism pursuant to Section 1.2.4.8.

          1.2.4 Deferral Account

Niagara Mohawk shall establish a Deferral Account to accumulate balances pursuant to this section. At the end of each month in the Rate Plan Period, the appropriate balances in the accounts set forth below shall be summed, and added or subtracted from Niagara Mohawk's rate base. The Deferral Account shall be subject to audit by DPS Staff, and Niagara Mohawk shall compile and file a report with the Commission on July 1 of each year detailing activity in the Deferral Account. On-site DPS Staff shall receive monthly updates. In the event that the cumulative balance in the Deferral Account exceeds plus or minus $100 million as of June 30 in a year in which Niagara Mohawk is scheduled to make a CTC reset filing, Niagara Mohawk shall make a compliance filing to determine the excess over plus or minus $100 million, as updated at least through September 30, plus a forecast of future deferrals through the end of the upcoming CTC reset period. Niagara Mohawk shall collect or refund any such excess amounts over the upcoming CTC Reset Period as an adjustment to rates using the procedure set forth in Section 1.2.3.3 unless otherwise required under Section 1.2.4.9. The revenues collected or refunded under this adjustment shall be included in the Deferral Account and fully reconciled. The balance in the Deferral Account remaining at the end of the Rate Plan Period shall be estimated and addressed in the rate filing under Section 1.2.6, and nothing in this Joint Proposal shall preclude Niagara Mohawk from proposing to recover or return the remaining balances in the Deferral Account by extending or shortening the CTC recoveries at the end of the Rate Plan Period. Any party may propose an alternative method for recovery or refund of any item or amounts that would otherwise be included in the Deferral Account. If Niagara Mohawk agrees or the Commission orders implementation of the proposed alternative method, Niagara Mohawk shall file a tariff adjustment that will be subject to Commission review and approval. The Deferral Account shall include the items listed in the following sections:

                1.2.4.1 Existing Deferral Balances

The beginning balance in the Deferral Account shall include the existing regulatory deferrals and the deferrals of NYISO Rate Schedule 1 and 2 costs as authorized in the Year 4 and 5 Compliance Filing in Case Nos. 94-E-0098 and 0099, all as shown on Attachment 11. The actual balances on the Effective Date shall be reflected in the Deferral Account following an audit by DPS Staff. The MRA Interest Savings Deferral included in the deferral balances shall continue through August 31, 2003 and shall be calculated in the same way as Niagara Mohawk has calculated the interest savings in Attachment 11. Deferrals associated with the Memorandum of Understanding between NYPA and Niagara Mohawk shall continue until the expiration of the agreement on August 31, 2003 or the date through which such agreement is extended.

                1.2.4.2 Tax and Accounting Changes

                     1.2.4.2.1 Externally Imposed

Niagara Mohawk shall include in the Deferral Account all of the effects of any externally imposed accounting change, and all of the effects associated with any change in the federal or state rates, laws, regulations, or precedents governing income, revenue, sales, franchise, or property taxes, if the accounting or tax change evaluated individually increases or decreases Niagara Mohawk's costs or revenues from regulated electric operations at an annual rate of more than $2.0 million per year. This provision shall also cover refunds to or payments (with interest and net of deferred taxes) reasonably made by Niagara Mohawk associated with electric operations as the result of ongoing examinations by federal and state tax authorities of Niagara Mohawk's tax returns filed prior to the Effective Date and during the Rate Plan Period. In addition, this provision shall cover any reduction in revenues associated with the Power for Jobs Program from the revenues that are now recovered as a credit against the tax imposed pursuant to ss.186-2 of the Tax Law, but which may not be recovered from that source in the future either because the tax liability pursuant to that section falls below zero or for any other reason.

                     1.2.4.2.2 Internally Adopted

Niagara Mohawk shall notify the DPS Director of the Office of Accounting and Finance of any significant changes to its accounting policies. Niagara Mohawk shall include in the Deferral Account the net impact of any accounting change adopted as a matter of internal accounting policy during the Rate Plan Period (other than those accounting changes incorporated in the Fair Value Report provided pursuant to Section 1.2.5.2.8) when the accounting change, evaluated individually, increases or decreases Niagara Mohawk's costs or revenues from regulated operations or changes Niagara Mohawk's policy for capitalizing or expensing any item by more than $500,000 per year. The approval of the DPS Director of the Office of Accounting and Finance shall be required for any such charges or credits to the Deferral Account.

                1.2.4.3 Legislative or Regulatory Changes

Unless otherwise provided for in Section 1.2.3.5, Niagara Mohawk shall include in the Deferral Account all of the effects of any legislative, court, or regulatory change, which imposes new or modifies existing obligations or duties and which, evaluated individually, increases or decreases Niagara Mohawk's revenues or costs from regulated electric operations at an annual rate of more than $2.0 million per year.

                     1.2.4.3.1 Material Regulatory Changes

To the extent that the actions of FERC, the New York ISO, or any other agency having authority over how costs or revenues are allocated to or away from the distribution or transmission function, materially alter the existing ratemaking and/or cost responsibility for retail electric customers, interested parties will reconvene and negotiate in good faith to resolve the impact on electricity delivery rates, if any.

                1.2.4.4 Extraordinary Inflation

During each of the first five years of the Rate Plan, Niagara Mohawk shall include in the Deferral Account the amount by which the actual inflation in the prior year as measured by Gross Domestic Product Price Index ("GDPPI") exceeds the GDPPI indexed at 4.5 percent from the Effective Date. During the second five years of the rate plan, the 4.5 percent GDPPI inflation index for excess inflation shall be adjusted to equal a percentage that is 2.3 percent over the January 2007 Blue Chip consensus forecast of inflation for calendar years 2007 and 2008. The excess inflation determined in the prior sentence shall be applied to a base that equals the amounts shown on Attachment 12 and shall be capped by the actual increases to Niagara Mohawk's departmental expenses using the methodology shown in Attachment 12. The addition to the Deferral Account shall be made when actual inflation exceeds the cumulative GDPPI inflation index from the Effective Date, provided, however, that any adjustment under this section shall never be less than zero, and provided further, that no adjustment shall be made under this section to the extent that: (a) Niagara Mohawk's earnings in the calendar year, as calculated in the earnings sharing analysis pursuant to
Section 1.2.5.2, are greater than 10.6 percent or (b) Niagara Mohawk's actual electric Departmental Expenses are below the forecasted electric Departmental Expenses shown on Attachment 12. The calculation for the adjustment is illustrated in the example set forth in Attachment 12.

                1.2.4.5 Costs Associated with Extraordinary Storms

Using the methodology illustrated in Attachment 13, Niagara Mohawk shall include in the Deferral Account any Incremental Costs that exceed $2.0 million from any individual Major Storm occurring in a calendar year, provided that Niagara Mohawk has first spent a total of $6.0 million on Incremental Costs of Major Storms in that year, which has not been included in the Deferral Account. A Major Storm shall be defined in accordance with the Commission's definition in 16 NYCRR Part 97. Incremental Costs shall include overtime and associated overheads paid to employees to restore service following the Major Storm, rest time wages incurred as the result of a Major Storm as specified in Niagara Mohawk's union contracts, outside vendor costs (including the costs of crews from affiliate companies), lodging and meal charges, and material and supply charges that Niagara Mohawk would have not incurred, except for the Major Storm. Any capitalized costs shall be excluded from Incremental Costs, and proceeds from insurance shall be deducted from Incremental Costs. Niagara Mohawk shall open a work order for each Major Storm, and the Incremental Costs charged as a result of any Major Storm shall be subject to audit by the DPS Staff for reasonableness and appropriateness. The $2.0 million deductible for each Major Storm resolves any and all issues related to the Incremental Costs having the effect of reducing Niagara Mohawk's ongoing operating costs.

                1.2.4.6 Site Investigation and Remediation Costs

Niagara Mohawk shall include in the Deferral Account any Site Investigation and Remediation ("SIR") Costs allocated to electric operations paid in excess or below $12.75 million per year. SIR Costs are defined in Attachment 14, and are consistent with the SIR Costs that are now being deferred under Power Choice.

                1.2.4.7 Economic Development Fund

Each month, Niagara Mohawk shall include in the Deferral Account any difference between one twelfth of the annual amounts shown on line 4 in Attachment 15 and the actual costs or revenue reductions occurring in that month associated with:
(a) the actual Empire Zone Discounts/10 associated with Contestable Loads as defined in the tariff for SC-12 up to one twelfth of the annual amounts shown on line 6 of Attachment 15 and 50 percent of the amounts in excess of that level;
(b) the actual Empire Zone Discounts other than for Contestable Loads up to one twelfth of

---------------------
10/ The Laws of 2000, Chapter 63, Part GG, Section 15 changed the name of Economic Development Zones to Empire Zones. Accordingly, Economic Development Zones or EDZ, wherever appearing in Niagara Mohawk's Tariffs shall be deemed to mean Empire Zones for all purposes.

the annual amounts shown on line 7 of Attachment 15 and 90 percent of the amounts in excess of that level; (c) the actual discounts provided under SC-11 and SC-12 during the month/11; and (d) the fully documented actual incremental non-labor costs associated New Program Initiatives developed pursuant to Section 1.2.10.2, which have been filed with and approved by the Commission and which were incurred during the month. Niagara Mohawk's obligations under subparagraphs
(a) and (b), above shall be limited to $2.0 million per year, and after this threshold is reached, the 50 percent in subparagraph (a) and the 90 percent in subparagraph (b) shall be revised to 100 percent.

                1.2.4.8 Service Quality Penalties

Niagara Mohawk shall include in the Deferral Account any penalties associated with failure to meet the Service Quality standards set forth in Attachment 9, not otherwise credited to customers under Section 1.2.3.7.

                1.2.4.9 Customer Service Backout, Metering, and Billing Credits

Niagara Mohawk shall include in the Deferral Account the sum of: (a) the difference between the Customer Service Backout Credits provided pursuant to
Section 1.3.3 to customers choosing to take service from an energy service provider other than Niagara Mohawk and SRAC associated with such Customer Service Backout Credits as set forth in Section 1.3.3; (b) following approval by the Commission of Niagara Mohawk's SRAC for metering, the difference between the metering credits provided by Niagara Mohawk pursuant to the Commission's orders in Case Nos. 94-E-0952 and 00-E-0165 and the approved SRAC, unless the Commission requires an alternative method for recovery; and (c) following approval by the Commission of Niagara

---------------------
11/ Niagara Mohawk has credited the Deferral Account by $300,000 pursuant to the Customer Contract Options Section of Attachment 21.

Mohawk's SRAC for billing, the difference between the billing credits provided by Niagara Mohawk pursuant to the Commission's orders in Case Nos. 99-M-0631 and 98-M-1343 and the approved SRAC, unless the Commission requires an alternative method for recovery. If the Deferral Account established under Section 1.2.4 is positive (that is, customers owe Niagara Mohawk money) as of June 30 in the year of any CTC Reset filing, the deferral under this Section 1.2.4.9 shall be limited to $20 million, after which the current differential in excess of $20 million, as updated at least through September 30, plus a forecast of future differentials through the end of the upcoming CTC Reset period shall be reflected in current rates commencing on the date of the next CTC Reset following the procedure set forth in Sections 1.2.3.3 and 1.2.3.4. If the Deferral Account is negative (that is, Niagara Mohawk owes customers money) as of June 30, in the year of any CTC Reset filing, the $20 million cap set forth in this Section 1.2.4.9 shall not apply and no rate adjustment shall be made. Such Deferral shall continue unless the Commission has established an alternative method for the recovery of these costs. If the Commission has established such an alternative method, this Deferral shall cease on the date when Niagara Mohawk implements the alternative method.

                1.2.4.10 Earnings Sharing Mechanism

Niagara Mohawk shall include in the Deferral Account the customers' share of the earnings above the Applicable ROE Cap calculated pursuant to the procedure set forth in Section 1.2.5, below.

                1.2.4.11 Stranded Cost Mitigation and Adjustment

Niagara Mohawk shall include in the Deferral Account any reductions or additions to stranded costs associated with the implementation of the Niagara Mohawk Joint Proposal for Nine Mile Point (Case No. 01-E-0011), and the implementation of any of Niagara Mohawk's other agreements for the sale of the fossil and hydro generating assets to the extent allowed by the orders in those cases./12

                1.2.4.12 Renewables Cap

Niagara Mohawk shall include in the Deferral Account any revenues in the tracking/projection account as currently allowed in Rule 12.8 of Niagara Mohawk's PSC 207 tariff.

                1.2.4.13 Pension and OPEB Expense

Niagara Mohawk shall include in the Deferral Account any amounts or credits authorized or required under the procedures set forth in Attachment 16.

                1.2.4.14 Incremental Expenses Associated with the Customer
                         Outreach and Education Program and the
                         Competition-Related and Low Income Incentive Mechanisms

Niagara Mohawk shall include in the Deferral Account any approved incremental non-labor costs associated with the implementation of the Customer Outreach and Education Program and the Competition-Related and Low Income Incentive Mechanisms, as set forth in Attachment 8.

                1.2.4.15 Religious Rates

Any refunds or revenue effects associated with the resolution of Case No. 99-E-0503 shall be included in the Deferral Account.

                1.2.4.16 Major Investments in Years Seven to Ten of the
                         Rate Plan Period

---------------------
12/ See Case Nos. 94-E-0098 and 94-E-0099 for the order dated June 7, 1999, approving the sale of Huntley and Dunkirk Stations, and the order dated May 27, 1999, approving the sale of the hydro stations, the order dated April 26, 2000, approving the sale of the Albany Station; see those dockets and Case No. 96-E-0898 for the order dated October 21, 1999, approving the sale of the Oswego Station; see those dockets and Case Nos. 96-E-0909 and 96-E-0897 for the order dated December 20, 2000, approving the sale of the Roseton Station; and see Case No. 98-E-1028 for the order dated September 29, 1999, approving the sale of the Glen Park Hydro Station.

Niagara Mohawk shall have the right to petition the Commission for special ratemaking treatment for major programs and expenditures that may occur in years seven through ten of the Rate Plan Period. In the petition, Niagara Mohawk must demonstrate that the proposed investment was incremental to the original 10-year forecasts underlying the rates agreed to in this Joint Proposal and that any expenses or savings go beyond such forecasts. To this end, Niagara Mohawk shall, within six months of the Effective Date and every two years thereafter, file with the Commission a five-year capital and expense budget including therein a schedule of projects consistent with and developed from the capital expenditure forecasts underpinning this Joint Proposal. Any significant additional projects would be accompanied by an engineering economic and/or technical justification. In the petition, Niagara Mohawk shall have the right to propose a sharing of any efficiency gains as a method to recover the costs for such program or expenditures. To the extent that the petition as approved by the Commission increases or decreases pre-tax net income, Niagara Mohawk shall include the differential in the Deferral Account.

                1.2.4.17 Loss of Revenue from Changes to Rules 12, 44, and 52

Niagara Mohawk shall include in the Deferral Account all verifiable losses of revenue associated with modifications to Rules 12, 44 and 52 after the filing date of this Joint Proposal, including, without limitation, the implementation of the Standby Order contemplated in Section 1.2.17.1, and the implementation of the modification to Rule 52 set forth in Section 1.2.17.3.2, but excluding the following: (a) any loss of revenues associated with the implementation of the modification of Rule 52 set forth in Section 1.2.17.3.1, and (b) for each calendar year from September 1, 2003 through the expiration of the Rate Plan Period, the first $2.0 million of verifiable losses of revenues that would otherwise be deferred under this section./13

---------------------
13/ For the period from September 1, 2003 through December 31, 2003, the under-recovery shall be limited to $667,000.

                1.2.4.18 New Services and Royalties

Niagara Mohawk shall include in the Deferral Account 50 percent of any net incremental revenues from Currently Provided Incidental Services pursuant to
Section 2.4.1 of Attachment 23, and commercialization of R&D products and technologies pursuant to Section 4.4.1 of Attachment 23. Niagara Mohawk shall also include the sharing level for net incremental revenues associated with proposed new services which the Commission has found appropriate pursuant to
Section 2.4.2 of Attachment 23.

                1.2.4.19 Follow-on Merger Credit

In the event that National Grid closes any additional mergers or acquisitions within the United States, Niagara Mohawk shall implement a Follow-on Merger Credit calculated pursuant to methodology set forth in Attachment 10, which is designed to credit the Deferral Account by fifty percent of the additional synergies net of costs to achieve produced by the follow-on merger and allocable to Niagara Mohawk. The Follow-on Merger Credit to the Deferral Account shall remain in effect for the remaining term of the Rate Plan. The Follow-on Merger Credit shall begin on the closing of the Follow-on Merger after Niagara Mohawk submits a compliance filing that sets forth the synergy savings, costs to achieve and allocation method pursuant to the protocols set forth in Attachment
10. Niagara Mohawk is allowed to retain fifty percent of the Follow-on Merger synergy savings through the end of the Rate Plan Period by retaining the Follow-on Merger Synergy Allowance referenced in Section 1.2.5.2.9. Subsequent to the end of the Rate Plan, the Follow-on Merger savings are allocated pursuant to Section 1.2.6.

               1.2.4.20 Delay in Effective Date

On the Effective Date, Niagara Mohawk shall include in the Deferral Account an electric customer credit equal to $425,000 per day for each day between January 1, 2002 and the Effective Date as set forth in Attachment 2, p. 2.

          1.2.5 Earnings Sharing Mechanism

                1.2.5.1 File Cumulative Earnings Report

By July 1 of each calendar year Niagara Mohawk shall file an annual earnings report calculated using the methodology set forth in this Section. On or before July 1, 2006, Niagara Mohawk shall file with the Commission the Cumulative Earnings Report realized from electric operations during the period from the Effective Date through December 31, 2005. The Cumulative Earnings Report shall be used for the Earnings Sharing Mechanism in this Section and shall also be used to evaluate the Rate Re-opener as set forth in Section 1.2.3.6.1. In addition, commencing on July 1, 2007 and annually thereafter through July 1, 2012, Niagara Mohawk shall complete a similar Cumulative Earnings Report for the prior two calendar years, excluding any excess earnings that had been subject to sharing in prior earnings sharing reviews in accordance with the methodology set forth in Attachment 17, Page 2. The Cumulative Earnings Reports shall compare Niagara Mohawk's Cumulative Earned Return on Equity to an Applicable ROE Cap equal to 11.75 percent, plus the portion of the basis points that Niagara Mohawk will have earned by achieving the performance targets set forth in Section
1.2.5.4 and Attachment 8. The actual performance in achieving the targets in Attachment 8 in each year of the evaluation period will be used to evaluate the incentive component of the ROE Cap, and an average Applicable ROE Cap, including the incentive component, shall be calculated for the evaluation period.

                1.2.5.2 Calculation of Cumulative Earned Return on Equity

Niagara Mohawk shall calculate its earnings from electric operations for each of the years in the evaluation period, incorporating the adjustments set forth in the following Sections to arrive at a Cumulative Earned Return on Equity. The methodology for the calculation of the Cumulative Earned Return on Equity is set forth below, and unless otherwise specified the calculation shall be consistent with the methodology used in the Earnings Sharing Mechanism for gas operations approved by the Commission in Case No. 99-G-0336.

                     1.2.5.2.1 Earnings Base/Capitalization

Niagara Mohawk shall perform the Earnings Base/Capitalization comparison when determining the earnings base for electric operations. When calculating the Earnings Base/Capitalization comparison, the actual figures in each calendar year shall be used to adjust the Earnings Base and the Capitalization of Niagara Mohawk. Niagara Mohawk's Earnings Base shall include Niagara Mohawk's unamortized regulatory asset associated with recovery of the Fixed Costs in the CTC, which, as set forth in Section 1.2.2.3 has been reduced to reflect an additional write-off of the Nine Mile Point stranded costs. Unless otherwise set forth in the Fair Value Report as provided in Section 1.2.5.2.8, neither Earnings Base nor Capitalization shall include goodwill associated with the acquisition of Niagara Mohawk by National Grid or the write-off of stranded costs set forth in Section 1.2.2.3. The calculation of the Earnings Base/Capitalization shall follow the methodology set forth in the revenue requirements analyses shown in Attachment 1, provided, however, that nothing in that analysis or in this Joint Proposal shall limit Niagara Mohawk's ability to manage the differences between its Capitalization and Earnings Base.

                     1.2.5.2.2 Capital Structure

Niagara Mohawk shall calculate its Cumulative Earnings using the Capital Structure calculated as set forth in Attachment 17.

                     1.2.5.2.3 Performance Based Compensation

Niagara Mohawk shall add back to income all expenses that have been charged to Niagara Mohawk associated with supplemental executive retirement programs ("SERP") or other executive plans, programs, or arrangements and with incentive compensation payments under the Senior Executive Program, Incentive Compensation Plan ("ICP") I and ICP II programs for the

Service Company and for the equivalent programs for Niagara Mohawk. Fifty percent of the Incentive Compensation paid to Niagara Mohawk employees under other incentive compensation programs shall also be added back to income, unless Niagara Mohawk files a report with the Commission at the time of a Cumulative Earnings Report demonstrating that Niagara Mohawk's compensation programs are comparable to National Grid's compensation programs. Niagara Mohawk shall also add back to income all incentive compensation payments to Niagara Mohawk employees in any year in which the penalties under the Service Quality Assurance Program in Attachment 9 exceed $7.5 million. Finally, Niagara Mohawk will add back to income incentive compensation payments to Niagara Mohawk employees to the extent that Niagara Mohawk's actual electric departmental expenses exceed the forecast levels set forth in Attachment 12, as modified by any Follow-on Merger Synergies.

                     1.2.5.2.4 Interest Payments by Constellation to Niagara
                               Mohawk

As part of the sale of the Nine Mile Point Nuclear Units to Constellation, Niagara Mohawk may receive only 50 percent of the proceeds at closing, and agreed that Constellation could pay the remainder with interest over the next five years. Nevertheless, in accordance with the Joint Proposal for Nine Mile Point, Niagara Mohawk credited 100 percent of the proceeds to rate base at the closing. As a result, customers will receive the economic benefit of the sale at the outset, and Niagara Mohawk shall record any interest payments received from Constellation during the year below the line.

                     1.2.5.2.5 NOL Benefits

Niagara Mohawk has calculated deferred taxes on the regulatory asset that are being recovered through the CTC assuming that it had received the full benefit of the income tax reductions associated with past net operating losses ("NOL"). As a result, these tax benefits have already been fully reflected in the revenue requirements analysis and in rates to customers. Thus, Niagara Mohawk shall exclude from earnings any income tax expense benefits associated with the realization of the NOL during the year, and the NOL balances shall be excluded from rate base and capitalization calculations.

                     1.2.5.2.6 Net Incremental Revenue from New Services and
                               Royalties

Niagara Mohawk shall subtract from its actual pre-tax earnings: 1) 50 percent of the net incremental revenues from providing operation, maintenance, and construction services to customers' equipment ("behind the meter") at a customer's explicit request that is related to energy delivery services currently provided for in Rule 28 of PSC No. 207, and 2) 50 percent of royalties related to commercialization of R&D technologies pursuant to Section 4.4.1 of Attachment 23. In addition, Niagara Mohawk shall subtract from its actual pre-tax earnings any portion of the net incremental revenues from providing any yet-to-be approved services (such as billing for third parties) that the Commission allows Niagara Mohawk to retain as part of the approval to provide the services. Niagara Mohawk shall amend its Rule 28 to comply with the Commission's ruling on the new service.

                     1.2.5.2.7 Synergy Savings, Efficiency Gains, and Costs to
                               Achieve

Niagara Mohawk shall also add back to expenses for electric operations fifty percent of the electric portion of the Efficiency Gains and Synergy Savings, and Costs to Achieve that have been agreed to in this Joint Proposal. The Efficiency Gains and Synergy Savings and Costs to Achieve for each year of the Rate Plan are shown on Attachment 18. They are based on a phase in of total Synergy Savings to $130 million per year, allocated 62 percent to New York, and Efficiency Gains of $60 million per year, allocated 100 percent to New York.

                     1.2.5.2.8 Fair Value Adjustments

Any of Niagara Mohawk's accounts that are adjusted to reflect the purchase will be included in a Fair Value Report that will be filed with the Commission within one year of the Effective Date. To the extent that the Fair Value Adjustments affect the expenses or balances on Niagara Mohawk's accounts, these differences will be noted and quantified. Subject to the Commission's approval, these differences will be excluded from the calculation of cumulative earnings, rate base, and capitalization during the Rate Plan Period.

                     1.2.5.2.9 Follow-on Merger Synergy Allowance

In the event that National Grid closes any additional domestic mergers or acquisitions, Niagara Mohawk shall be authorized to add back to expenses in the Earnings Sharing Analysis Niagara Mohawk's fifty percent share of the Follow-on Merger Synergy Allowance that is set forth in Attachment 10.

                1.2.5.3 Earnings Sharing

If Niagara Mohawk's Cumulative Earned Return on Equity for the report period as adjusted in the above sections exceeds the Applicable ROE Cap established in
Section 1.2.5.1, then Niagara Mohawk shall credit fifty percent of such excess, grossed up for state and federal income taxes, to the Deferral Account. The addition to the Deferral Account shall be as of January 1, 2007 for the first report and as of January 1 of the calendar year following the evaluation period for the remaining reports. The fifty percent sharing set forth above shall be adjusted to the following percentages on the earlier of the effective date of a Re-opener Credit or January 1, 2009:

          For Earnings Between:

           11.75%-14.0%                  50% customer/50% shareholder
           14.0%-16.0%                   75% customer/25% shareholder
           Over 16.0%                    90% customer/10% shareholder

                1.2.5.4 Customer Outreach and Education Program and
                        Competition-Related and Low Income Incentive Mechanisms

Customer outreach and education is an integral part of the customer service function. Niagara Mohawk shall design and implement an annual customer outreach and education program that is responsive to customers' needs. In addition Niagara Mohawk shall design and implement mechanisms to facilitate competition and to enhance its low income programs. These programs and mechanisms are detailed in Attachment 8 and provide the grounds for the basis point incentive for the Earning Sharing Mechanism that is set forth in Section 1.2.5.1.

          1.2.6 Post Rate Plan Filing

By February 1, 2011, Niagara Mohawk shall make a full revenue requirements filing that includes a fully allocated cost of service study for each of its rate classes and a review of its Service Quality Standards. The rate filing shall become effective after the Expiration Date of the Rate Plan and be subject to Commission approval following normal rate case suspension periods. The rates filed shall exclude any recovery of the Fixed Costs included in the CTC and any allowance for Efficiency Gains and Synergy Savings and Costs to Achieve. Niagara Mohawk shall be authorized to continue the Follow-on Merger Synergy Allowance set forth in Section 1.2.5.2.9, only if Niagara Mohawk's departmental expenses for the year 11 cost of service (excluding the Follow-on Merger Synergy Allowance) are lower than the forecast of departmental expenses for year 10 adjusted for inflation for the eleventh year as shown on Attachment 10, page 3 ("Departmental Expense Reduction"). In that event, Niagara Mohawk shall be authorized to add back to its expenses in the revenue requirements analysis the lesser of the Follow-on Merger Synergy Allowance or 50 percent of the Departmental Expense Reduction. See Attachment 10, page 3 for an illustration of the calculation. The Follow-on Merger Synergy Allowance authorized under this Section shall expire five years after the associated Follow-on Merger Credit became effective under Section 1.2.4.19. Niagara Mohawk shall also be allowed the opportunity to request the continuation of an Earnings Sharing Mechanism with a fifty percent sharing of ongoing efficiency gains not otherwise included in the Efficiency Gain, Synergy Savings and Cost to Achieve allowance and the Follow-on Merger Synergy allowance reflected during the Rate Plan Period. Niagara Mohawk shall document the efficiency gains that it proposes to share, and may propose other incentives that are designed to further the safe, reliable, and efficient operation of the transmission and distribution system after the expiration of the Rate Plan.

          1.2.7 Right to File a Complaint During the Rate Plan Period

At any time after the Effective Date, Niagara Mohawk's Electricity Delivery Rates may be reviewed upon a complaint brought pursuant to New York Public Service Law ("PSL"), Section 71 (McKinney's 2000). In defending against such a complaint, Niagara Mohawk shall be authorized to include in its revenue requirements 100 percent of the annual Synergy Savings, Efficiency Gains, and Costs to Achieve shown on Attachment 18 for the relevant year. Niagara Mohawk shall also be authorized to include in its revenue requirements the recovery of its CTC pursuant to the schedule set forth in Attachment 1, page 1.

          1.2.8 Right to Make a General Rate Filing During the Rate Plan Period

At any time after the Effective Date, Niagara Mohawk may file to increase its Electricity Delivery Rates above the levels set forth in Attachment 3 by making a general revenue requirements filing with the Commission. If as a result of any such filing Niagara Mohawk is authorized to increase its Electricity Delivery Rates, Niagara Mohawk shall be precluded from including in its revenue requirements any adjustment to retain any portion of the Synergy Savings or Efficiency Gains included in Attachment 18 or any Follow-on Merger Synergy Allowance set forth in Section 1.2.5.2.9. Niagara Mohawk shall be authorized to include in its revenue requirements the recovery of its CTC pursuant to the schedule set forth in Attachment 1, page 1, and, with the exception of the fifty percent allowances for Synergy Savings and Efficiency Gains, which are superceded by precluding their inclusion in the cost of service, the other adjustments as set forth in Sections 1.2.4 and 1.2.5. Such filing shall include a fully allocated cost of service study showing class relative rates of return on regulated services.

          1.2.9 Low Income Customer Services

During the Rate Plan Period, Niagara Mohawk shall implement the Low Income Customer Services that are described in Attachment 19, unless such program is modified by the Commission. SBC funding currently supports the energy efficiency service component of Low Income Customer Services. Niagara Mohawk may file for Commission approval to change the scope of the program if funding through the SBC increases, decreases, or expires during the Rate Plan, or if the allocation of funds from the SBC for Niagara Mohawk Low-Income Customer Services is changed by the Commission.

Niagara Mohawk shall implement the low income rate, as set forth in Attachment 3, which provides a $5 per month discount for eligible customers from the otherwise applicable PSC 207, SC-1 rate. Customers eligible for this discount will be drawn from those customers who meet the eligibility requirements of existing assistance programs, such as Home Energy Assistance Program ("HEAP"), Supplemental Security Income ("SSI"), Food Stamps, or Temporary Assistance to Needy Families ("TANF"). Niagara Mohawk shall meet with interested parties to discuss the implementation and outreach of the low income rate within 45 days after the filing of the Joint Proposal. The total estimated discounts under the program are shown on the following table. An allowance of $2.0 million per year has been included in rates. The discounts under the program will be reconciled to the $2.0 million allowance in base rates through a separate deferral, which will be applied to future low income discounts./14 If necessary, the $2.0 million allowance built into base rates will be adjusted at the next CTC Reset. Incremental funding for the allowance, if any, shall be allocated in a manner to be determined by the Commission at the time the allowance is increased.

                             Number of
                             Monthly
                Year         Bill Credits       Estimated Annual Discounts

                2002         180,000                     $1 Million
                2003         360,000                     $2 Million
                2004         540,000                     $3 Million
                2005         720,000                     $4 Million

During the fourth year of the Rate Plan, Niagara Mohawk will convene meetings of interested parties to discuss and develop recommendations for the continuation, elements and/or expansion of the low income rate during years five through ten.

          1.2.10 Economic Development

                1.2.10.1 Continued Commitment to Economic Development Activities

Niagara Mohawk will continue to implement an Economic Development Program to encourage attraction, expansion, and retention of business customers in Niagara Mohawk's service territory. Specifically, Niagara Mohawk will continue to conduct economic development programs and other related programs and policies, and will coordinate and cooperate in good faith on economic development matters with Empire State Development, local economic development agencies, and DPS Staff.

                1.2.10.2 Economic Development Plan

---------------------
14/ For purposes of recording the annual deferrals in this mechanism, actual annual funding of discounts will be capped at the estimated annual levels shown in the table in Section 1.2.9.

Upon seeking input from Empire State Development, local economic development agencies, DPS Staff, and other interested parties, Niagara Mohawk shall formulate an Economic Development Plan that will provide incremental funding associated with existing programs, if required, and develop new program initiatives that may include, but not be limited to:

     (a) discounts, incentives and other cooperative programs for attraction, expansion and retention of business;

     (b) discounts on delivery of incremental NYPA Economic Development Power allocations for qualifying businesses; and,

     (c) discounts targeting customers that are also receiving benefits from local Industrial Development Authorities (IDAs).

The new program initiatives and incremental funding for existing programs, if required, shall be developed with a goal to minimize the need for deferrals allowed under Section 1.2.4.7 over the entire Rate Plan period. Niagara Mohawk will file within 90 days of the Effective Date the initial Economic Development Plan with the Commission for its approval. Ensuing Economic Development Plan changes, if necessary, will be subject to Commission approval if the modified plan exceeds the $12.5 million incremental funding level or if total program costs are expected to exceed the amounts shown on Line 4, Attachment 15 and require a deferral. Programmatic changes below the $12.5 million annual funding level will be approved by the DPS Director of the Office of Consumer Education and Advocacy with the concurrence of the Commissioner of the New York State Department of Economic Development. Economic Development Plan expenditures will be subject to auditing and monitoring by DPS Staff. On September 1 of each year, Niagara Mohawk will submit a copy of the Economic Development Plan for the upcoming calendar year to Empire State Development and DPS Staff.

           1.2.11 Environmental and Renewable Marketing Commitments

Niagara Mohawk shall implement the environmental and renewable marketing commitments set forth in Attachment 20.

           1.2.12 Contract Customers

Within 30 days after the Effective Date, Niagara Mohawk shall contact all customers who are now served under SC-11 or SC-12 and apprise them of their option to be charged the rates for the otherwise applicable service class subject to the following provisions. Within 90 days of the Effective Date, customers choosing the standard tariff option will be required to sign a new contract amendment for the remaining term of their contract. A form of the new contract amendment is included in Attachment 21. The new contract amendments will contain a minimum monthly delivery provision based on the maximum demand defined below./15 The minimum monthly delivery provision will be administered on a billing period basis and will be calculated net of any commodity services for the term of the new contract agreement. The calculation of the minimum bill (net of any commodity services) shall be computed as the product of (a) the sum of the otherwise applicable demand charges and (b) the peak kilowatt service provided by Niagara Mohawk over the last 24 months prior to the Effective Date. The peak kilowatt service shall be determined on an individual customer basis and shall be adjusted to eliminate the award of NYPA allocations (Economic Development Power ("EDP"), Power For Jobs ("PFJ"), NYPA Hydro). Service under SC-12 shall remain open to customers subject to the terms and conditions of the tariff. Niagara Mohawk shall implement revised pricing options for customers who are served under Rule 46, System Average Pricing and/or are eligible for Form H Contract Extensions as set forth in Attachment 21, Customer Contract Options.

---------------------
15/ The minimum monthly electricity delivery bill provision of the new contract represents service under a standard tariff offering subject to a demand ratchet. Therefore, the Commission's guidelines for flexible contracts do not apply.

           1.2.13 Transmission and Delivery Charges for Customers Taking NYPA Service under an EDP Rider, PFJ Rider or High Load Factor Fitzpatrick Delivery Charge

Retail customers receiving service under Niagara Mohawk's EDP Rider or PFJ Rider, or taking service under High Load Factor Fitzpatrick shall have their delivery charges for NYPA deliveries frozen at their current levels for the Rate Plan Period as shown in Attachment 3 unless otherwise mandated through legislative changes. New Allocations, defined in Section 1.2.15, to these customer classes will be set at Niagara Mohawk's otherwise applicable unbundled rates.

           1.2.14 Transmission and Delivery Charges for Customers Taking NYPA Hydro Service under SC-4

Transmission and distribution rates for delivery of NYPA Hydro allocations for customers shall be frozen at their current levels during the Rate Plan Period. Customers taking New Allocations will be charged the applicable transmission and distribution rates as reflected in SC-3 and SC-3A of PSC 207.

           1.2.15 New Allocations Defined

The term "New Allocations" as used in Sections 1.2.13 and 1.2.14, above, means allocations approved by NYPA's Trustees after the Effective Date of this Rate Plan, but shall not include: (a) Replacement Power that becomes available for reallocation prior to September 30, 2002 under Article V of the "Agreement:
Allocation and Transfer of Replacement Power Pursuant to Niagara Contract NS-1" dated April 4, 1988; or (b) transfers and assignments of allocations from a customer premise/location on Niagara Mohawk's system (i.e., a change in ownership/occupancy of a premise/location will not be deemed "new"). A customer with an existing allocation (i.e., any allocation not within the definition of the term "New Allocations" under this section) may receive a New Allocation without causing its existing allocations to be classified as New Allocations hereunder.

           1.2.16 Outdoor Lighting Service

Rate design revisions for Electricity Delivery Charges for PSC 214 are incorporated in Attachment 3. Niagara Mohawk is also reviewing new rate designs and tariff proposals to streamline the administration of its outdoor lighting offerings pursuant to the Commission's Case No. 00-E-0935. Niagara Mohawk shall have the right under this Joint Proposal to file tariff changes for its outdoor lighting services that are revenue neutral within PSC 214 rate classes, and to file non-revenue neutral cost based tariff changes for new facilities.

           1.2.17 Rules 12, 44, and 52

Niagara Mohawk shall adopt the following policies toward Rules 12, 44, and 52 of PSC 207:

                1.2.17.1 Rule 12

The Commission is expected to issue an order setting forth its policy on standby electric rates in Case 99-E-1470, Proceeding on Motion of the Commission as to the Reasonableness of the Rates, Terms and Conditions for the Provision of Electric Standby Service ("Standby Order"). In the Standby Order, the Commission is expected to establish a generic policy governing standby electric rates that may differ from the billings authorized by Niagara Mohawk's Rule 12 to customers with on-site generation. The Signatories agree to implement the Commission's Standby Order as follows:

     (a) If the time allotted to other utilities to file tariffs complying with the Standby Order exceeds 20 days, Niagara Mohawk shall, within 20 business days after the later of the issuance of the Standby Order or the submission of this Joint Proposal, file proposed tariff leaves for SC-2, SC-3, SC-3A and all other applicable classes that are limited to the changes required to comply with and implement the Standby Order and which would replace Rule 12. If the time allotted to utilities to comply is less than 20 days, Niagara Mohawk will comply with the Standby Order.

     (b) At the time of the filing, Niagara Mohawk shall serve the proposed tariff leaves and all supporting work papers on the parties to this proceeding.

     (c) Niagara Mohawk's filing shall be subject to the Commission's rules on discovery.

     (d) Within 14 days after the filing, Niagara Mohawk shall convene a technical conference and settlement negotiations to discuss, and attempt to resolve, any issues associated with the compliance filing as soon as possible after the filing.

     (e) The Signatories shall consent to a schedule for addressing Niagara Mohawk's filing that allows for dispute resolution and the implementation of tariff leaves for standby electric rates within the later of: (a) 75 days from the date of the filing or (b) the Effective Date. In the absence of consent, an Administrative Law Judge will establish such a schedule.

     (f) Nothing herein shall constitute a waiver of a party's right to challenge the Standby Order issued by the Commission. A challenge to the Standby Order shall not affect the schedule established above.

                1.2.17.2 Rule 44

The parties agree that nothing in the Joint Proposal precludes any party from advocating that the Commission modify or eliminate Rule 44 or its applicability in a particular circumstance; or precludes the Commission from adopting different policies on its own initiative.

                1.2.17.3 Rule 52

Niagara Mohawk shall modify Rule 52 in accordance with the following sections. A modified Rule 52 is included in Attachment 21.

                     1.2.17.3.1 Islanded Generation

Rule 52 shall not apply to a customer's premises which is disconnected from the Niagara Mohawk system when the customer's electricity is either supplied by the customer or by a third party who is also disconnected from Niagara Mohawk's system with all of the customer's or third party's generating capacity installed after the Effective Date, located on or immediately adjacent to the customer's premises and used exclusively to serve that single customer, even if the customer's premises is located within 100 feet of the Niagara Mohawk system.

                     1.2.17.3.2 Connected Generation

Rule 52 shall not apply when the customer disconnects from the Niagara Mohawk system and is connected to a third party owning generation located on or immediately adjacent to the customer's premises when: (a) the third party owned generation is connected to the Niagara Mohawk system; (b) all of the third party's generating capacity has been installed after the Effective Date; (c) the generating capacity is used to serve only one retail customer at that location with any excess electricity being delivered over Niagara Mohawk's system, even if that customer's premises is located within 100 feet of the Niagara Mohawk system; and (d) the third party generator agrees to pay the charges under Rule 12 or Niagara Mohawk's standby tariff for retail service notwithstanding any other payments the third party generator may make under Niagara Mohawk's or the NYISO's tariffs filed with the FERC or the Commission or any other rights that the third party generator may have under federal or state law. In the event that the third party generator fails to agree to pay the standby tariff, Rule 52 shall apply to the customer.

                     1.2.17.3.3 Reservation of Rights

The parties agree that nothing in this Joint Proposal precludes any party from advocating that the Commission modify or eliminate Rule 52 or its applicability in certain circumstances, or precludes the Commission from adopting different policies on its own initiative./16

                     1.2.17.3.4 Accounting for Exit Fees

In the event that Niagara Mohawk receives any exit fee payments from customers during the Rate Plan Period, Niagara Mohawk shall amortize such payment to income ratably over the period used to calculate each component of the exit fee.

          1.2.18 Distributed Generation Pilot Program

Niagara Mohawk shall implement a two-year Pilot Program to consider issuance of RFP's for up to two Distributed Generation ("DG") projects per year, when such DG projects may defer traditional investment in the electricity delivery system, and where such traditional investment in the electricity delivery system would otherwise cost at least $750,000 per project. Contracts will not be awarded when the bid for a DG project proposal is not superior or equal to the otherwise applicable traditional delivery system investment. Nothing in this section shall preclude the Commission from imposing additional requirements on Niagara Mohawk. Within sixty days of the Effective Date, Niagara Mohawk will commence a series of meetings with interested parties to discuss implementation of this provision, along with review of studies pertaining to the use of DG as a complement to the electricity delivery system. At a minimum, Niagara Mohawk will comply with the Commission's order in Case No. 00-E-0005, Proceeding on Motion of the Commission to Examine Costs, Benefits and Rates Regarding Distributed Generation, and its successors.

          1.2.19 IEEE Standard 1547

---------------------
16/ Nothing in Section 1.2.17 or in the Joint Proposal shall prejudice any rights a party may have in Case No. 99-E-0844.

The Institute of Electrical and Electronics Engineers ("IEEE") is currently drafting IEEE Standard 1547. Once this standard is approved by the IEEE Standards Board, Niagara Mohawk will convene a meeting of interested signatories to this Joint Proposal to review these standards and if appropriate incorporate the IEEE 1547 standard in its then current interconnection standards, including expanded applicability. Upon agreement, Niagara Mohawk shall implement the revised standard within 60 days of publication by IEEE unless otherwise ordered by the Commission. Any revisions to Niagara Mohawk's interconnection standards will, at a minimum, comply with the Commission's Opinion and Order Adopting Standard Interconnection Requirements for Distributed Generation Units in Case No. 94-E-0952 (In the Matter of Competitive Opportunities Regarding Electric Service, filed in Case No. 93-M-0229) (December 31, 1999) and its successors.

          1.2.20 Terms and Conditions for Suppliers to Facilitate Retail Access

Within 180 days after the Effective Date, Niagara Mohawk shall file a proposal to implement consistent terms, conditions, and protocols for suppliers of electricity and natural gas across the National Grid/Niagara Mohawk combined systems. Not less than 90 days prior to any such filing, Niagara Mohawk/National Grid shall commence technical discussions with ESCos and Marketers on any proposed implementation on retail access and shall seek to obtain consent from said ESCos and Marketers on any proposed filing. The objective will be to standardize as much as possible, consistent with the regulatory policies in New York, Massachusetts, Rhode Island, and New Hampshire, the methodologies for switching customers to marketers and suppliers, and the data requirements for the customers served on the Niagara Mohawk/National Grid systems, and not inconsistent with the explicit terms of this proposal. The goal will be to reduce costs for and improve service to all marketers and suppliers serving retail customers on the combined systems.

The proposal, which will also address any potential conflicts with Uniform Business Practices, will be filed with and subject to the approval of the Commission.

          1.2.21 Rights to File Revenue Neutral Rate Designs and Regulatory Simplification

Niagara Mohawk shall have the right to file proposed changes in rate designs during the period of the Rate Plan, provided that such changes: (a) are revenue neutral to Niagara Mohawk; (b) do not increase the customer charges to SC-1 customers during the period from the Effective Date through December 31, 2005; and (c) are not inconsistent with the explicit terms of this Joint Proposal. Niagara Mohawk intends to and shall be authorized to include in the August Filing for its first CTC reset proposed new rate designs for its SC-2, SC-3, and SC-3A tariffs to become effective January 1, 2004, which reflect the pricing policies that the Commission may establish in the Standby Rate proceeding and such other tariff redesigns as approved by the Commission. Nothing in this Joint Proposal shall preclude any party from opposing such proposed rate design modifications. In addition, Niagara Mohawk shall have the right during the Rate Plan Period to propose methods to simplify tariffs and regulatory requirements in ways that address underlying policy objectives and facilitate the realization of the Synergy Savings and Efficiency Gains that are reflected in the Joint Proposal. Any proposed changes to Niagara Mohawk's tariffs shall not become effective until approved by the Commission, following the notice and comment procedures in SAPA.

          1.2.22 Transmission Planning and Investment

Niagara Mohawk recognizes its responsibility to study, plan and implement improvements to its transmission system to continue to provide its customers with safe, reliable and economically efficient access to electric commodity. Niagara Mohawk will provide to DPS Staff, within six months of the Effective Date and every two years thereafter, economic analyses of the costs and benefits (including the expected impacts on customer commodity costs) of potential transmission investments. These studies will include transmission investments which will have the potential to benefit Niagara Mohawk customers, including, but not limited to, analyses of congestion costs, and local "load pockets," that is, those load pockets within Niagara Mohawk's service territory whose impacts primarily affect Niagara Mohawk customers. Analyses of local load pockets will include the costs to eliminate such load pockets, and the estimated benefits associated with eliminating the potential exercise of market power by generators within such load pockets.

Analyses of local load pockets can be conducted based largely on data that are readily available to Niagara Mohawk, i.e., the amount of load within a given load pocket, the percentage of time that generation within that load pocket is needed to serve the load, and the extent to which generators within the load pocket could possess market power.

Studies of other potential transmission investments, such as those investments which could have inter-utility or inter-regional benefits and costs, may also be conducted, and Niagara Mohawk will work with the NYISO and other relevant parties to obtain the data necessary to conduct these studies. The quality of the results will be subject to the provision of relevant information by those parties.

Within six months of the Effective Date, Niagara Mohawk and National Grid shall file a Five Year Transmission Statement similar to that which National Grid has prepared for New England, setting forth information on demand, generation, the characteristics of the existing and planned transmission system in New England and New York, and other facts that can help transmission customers evaluate opportunities to make new or further use of the system. Niagara Mohawk and National Grid shall update such transmission statement annually, unless a regional entity assumes responsibility for issuing a similar report.

Niagara Mohawk shall have the right to make to the Commission, the NYISO or successor organization, or FERC proposals for incentive regulation for transmission service, including, without limitation, an incentive to reduce or limit transmission congestion, increase reliability, or improve efficiency. Niagara Mohawk shall have the right to retain any incentive approved by the relevant agency by excluding such incentive from the Transmission Revenue Adjustment Clause and adjusting the earnings under the Rate Re-opener and the Earnings Sharing Mechanism to eliminate the approved incentive payment and any additional incremental cost otherwise allocable to Niagara Mohawk customers associated with the incentive program from Niagara Mohawk's cumulative actual earnings during the relevant period. However, Niagara Mohawk's right to retain such an incentive does not include programs and/or projects to be supported by the budgets underlying the rate levels being agreed to in this Joint Proposal.

     1.3  Commodity Service

Niagara Mohawk will continue to provide commodity service to SRS customers and MRS customers on the following terms:

          1.3.1 DCA Available for SRS Customers; Partial Hedge

Niagara Mohawk shall continue to offer a DCA and Commodity Adjustment Clause ("CAC") as described in the existing PSC 207 Rule 29 to customers served under the following Service Classifications: SC-1, SC-1B, SC-1C, SC-2 non-demand, SC-2 demand, SC-3 (through the expiration of the Orion Contract), SC-4 (under 2 megawatts, through the expiration of the Orion Contract), and PSC 214. The supplies purchased by Niagara Mohawk under its hedged contracts do not match the total demands of DCA customers. As a result, Niagara Mohawk's DCA will only provide a partial hedge against changes in the market price for electricity from that reflected in the forecast used to implement the CTC Reset under Section 1.2.3.3, above. The target percentage hedges by customer service classification for each year of the Rate Plan are set forth in Rule 29. Niagara Mohawk shall implement the changes to Rules 29, 42, and 43 as shown in Attachment 21.

          1.3.2 SRS Customers May Transfer to MRS

For the period from the Effective Date through 2003, Niagara Mohawk shall continue to allow SRS customers with aggregate usage totaling up to 2,150 gigawatthours per year to move from SRS to MRS as described in the existing Rule
48. Subsequent adjustments to the allotment for MRS shall be filed and implemented at the time set forth in the procedures for resetting the CTC as set forth in Section 1.2.3.3.

          1.3.3 All Customers May Select an Alternative Supplier of Commodity; Customer Service Backout Credit

All of Niagara Mohawk's customers are eligible to select an alternative supplier for their commodity needs. Customers selecting an alternative supplier shall be credited with a Customer Service Backout Credit of $0.004 per kilowatthour for residential customers served under SC-1, SC-1B, SC-1C, and non-demand metered commercial customers served under SC-2, and of $0.002 per kilowatthour for all other demand metered customer classes and customers served under PSC 214 as described in existing Rule 42. These Customer Service Backout Credits are in addition to the credits for metering and billing approved by the Commission in the cases cited in Section 1.2.4.9. These Customer Service Backout Credits shall remain in place until the Commission approves an alternative credit or method of addressing these issues for the utilities following the completion of generic proceedings on unbundling, Case No. 00-M-0504. Niagara Mohawk shall recover any difference between the Customer Service Backout Credit and Niagara Mohawk's SRAC, for which the Parties agree to use the figure of $0.0005 per kilowatthour, at this time, through the mechanism set forth in Section 1.2.4.9 until the Commission provides an alternative mechanism or method to recover these costs at the time unbundled rates for Niagara Mohawk are implemented.

          1.3.4 Future Hedges for SRS Customers

Niagara Mohawk shall have the right to execute reasonable hedges for its SRS customers after the Effective Date of the Rate Plan. Niagara Mohawk will file its hedging plans, for informational purposes only, coincident with the biennial August Filing for the CTC Reset under Section 1.2.3.3. The costs and benefits of all reasonable New Hedges as defined in Section 1.2.3.3.4 shall be recovered through the DCA Adjustment and shall not be allocated to MRS customers through the CTC Reset.

          1.3.5 Market Match for Customers Greater than One Megawatt

Niagara Mohawk will provide opportunities for ESCos and Niagara Mohawk's business customers to exchange information. Initiatives will include the Market Match Program and Market Expo Program. Within six months of the Effective Date and one year thereafter, Niagara Mohawk shall offer to facilitate the market and assist its larger customers in receiving a hedged power supply by undertaking the pilot Market Match and Market Expo Program set forth below.
The Market Match Program shall include the following elements:

     (a) Niagara Mohawk shall develop a system on its web site to provide exchange of customer data for MRS customers interested in obtaining a fixed price solicitation from ESCos.

     (b) Niagara Mohawk shall inform all MRS customers greater than one megawatt of the system via mail. At its option, Niagara Mohawk may elect to reduce the eligibility threshold of this program to less than one megawatt.

     (c) The customer shall inform Niagara Mohawk in writing or through the Niagara Mohawk web site of its interest to be solicited for a fixed price commodity option and shall provide a contact name, address and telephone number.

     (d) Niagara Mohawk shall then post on a secure web page the customer's historical energy consumption, applicable service class, NYISO zone, name, and contact person.

     (e) The participating ESCos may access this information via the secure web page, and then solicit such customer by providing a fixed price offer for electricity commodity service, provided, however, that the ESCo must sign a confidentiality agreement under which the ESCo agrees not to use the information for any other purpose or release it to any other party.

     (f) The customer at any time may inform Niagara Mohawk in writing or through the web to withdraw its load information from the web.

The Market Expo Program shall include the following elements:

     (a) Niagara Mohawk shall hold an Expo in Syracuse, New York to provide an exchange of customer data for MRS customers interested in obtaining a fixed price solicitation from ESCos on the date of the Expo.

     (b) Niagara Mohawk shall inform all MRS customers by mail at least four weeks in advance of the Expo of its date and location.

     (c) Three weeks prior to the Expo, the customer shall inform Niagara Mohawk in writing of its desire to have Niagara Mohawk release such customer's historical energy consumption, applicable service class, NYISO zone, name and contact person.

     (d) Niagara Mohawk shall then email such customer's historical energy consumption, applicable service class, NYISO zone, name and contact person to the participating ESCos.

     (e) On the date of the Expo Niagara Mohawk will (i) establish a registration procedure under which customers will schedule 15 minute sessions with specific ESCos for later in the day, (ii) give a one hour presentation on the status of the electricity market in the Northeast market along with the disposition of its retail access rules, and (iii) schedule the remainder of the day for individual meetings between customers and ESCos.

          1.3.6 Commodity Sales under Existing Programs

                1.3.6.1 SC-3A, Option 2

Consistent with their contracts, customers served under SC-3A, Option 2 will be provided commodity at the rates set forth in PSC 207 through August 31, 2003 or such shorter term that the customer nominated. Thereafter, the commodity to such customer will be provided under the MRS.

                1.3.6.2 NYPA Commodity Sales Program

Commodity costs for quantities of sales served under NYPA commodity sales programs are not affected by this Joint Proposal. If the Memorandum of Understanding between NYPA and Niagara Mohawk is not extended beyond August 31, 2003, Niagara Mohawk shall notify affected customers, and in a compliance filing, increase its rates to reflect recovery of the cost of NYISO charges directly from customers receiving NYPA power.

                1.3.6.3 Empire Zone Rider Customers

Niagara Mohawk shall work with Empire Zone Rider customers and suppliers to facilitate contracts between marketers and Empire Zone Rider customers who wish to procure hedged products for their commodity service.

                1.3.6.4 Power for Jobs Allocation Methodology

On the Effective Date, Niagara Mohawk shall adopt a first through the meter methodology for the allocation of power from the PFJ Program that is currently based on load factor sharing methodology. The change in the allocation methodology will allow PFJ recipients to receive a greater share of the economic benefits associated with the award of their PFJ allocation.

     1.4 Modifications to Prices Unrelated to Electricity Delivery Rates; Introduction of New Services

The Rate Plan set forth in this Joint Proposal shall govern the prices for regulated delivery service under Niagara Mohawk's Electricity Delivery Rates and its commodity sales under SRS and MRS. Nothing in this Rate Plan shall limit in any way Niagara Mohawk's right to modify, increase or otherwise adjust: (i) fees or charges for incidental behind the meter services now provided pursuant to Niagara Mohawk's terms and conditions; (ii) fees or charges for new services introduced by Niagara Mohawk during the period of the Rate Plan; (iii) the pole attachment fees or fees for space in underground ducts; or (iv) fees or charges for any other contract for service between Niagara Mohawk and its customers or marketers.

Niagara Mohawk shall have the right to modify the fees or charges set forth in this section by filing the proposed change with the Commission. Such modifications or new services shall become effective upon approval by the Commission.

During the Rate Plan Period, Niagara Mohawk shall have the ability to introduce new services that are either optional for the customer or may be provided by alternative suppliers using procedures set forth in Section 2.4.2 of Attachment 23./17

     1.5  Resolution of Outstanding Issues

---------------------
17/ The parties recognize that special service programs like Niagara Mohawk's Master Card or Advertise with Us shall be filed with the Commission for approval under this provision.

The reduction in stranded cost recovery, the limitation on transmission and distribution charges, and the reduction in the overall level of Electricity Delivery Rates during the Rate Plan Period are designed to resolve: (a) all issues associated with the recovery of Niagara Mohawk's Fixed Cost component of the CTC that remains unamortized as of the Effective Date, including the amortization of the remaining regulatory assets on Niagara Mohawk's books with a return equal to Niagara Mohawk's weighted cost of capital/18 and the full recovery of all of Niagara Mohawk's remaining payments to IPPs under existing contracts and economic buy down or buy out agreements through the remaining periods of those contracts even if those agreements extend beyond the Rate Plan Period; and (b) all issues associated with the estimation, allocation, and sharing of Efficiency Gains, Synergy Savings, and Costs to Achieve, including the ratemaking treatment of those Efficiency Gains, Synergy Savings, and Costs to Achieve during the Rate Plan Period.

     1.6  Extension of Natural Gas Rate and Restructuring Agreement

In its Opinion No. 00-9, issued July 27, 2000 in Case 99-G-0336, Niagara Mohawk Power Corporation - Gas Rates and Restructuring, the Commission approved Niagara Mohawk's Gas Rate and Restructuring Settlement Agreement ("Gas Settlement"). Among other things, the Gas Settlement provides for a delivery revenue requirement freeze for the period from November 1, 1999 through August 31, 2003/19 and comprehensively addresses the goals set forth by the Commission in its Policy Statement Concerning the Future of the Natural Gas Industry in New York State (issued November 3, 1998 in Case No. 93-G-0932 et al.). The Gas Settlement also

---------------------
18/ The remaining regulatory assets include the unamortized balance of Niagara Mohawk's payments under the Master Restructuring Agreement. Niagara Mohawk shall be authorized to realize a return on this regulatory asset as shown in Attachment 1. The return shall be adjusted to match the Commission's finding on the weighted cost of capital should Niagara Mohawk's rates be changed pursuant to Sections 1.2.7, 1.2.8, or 3.5 during the period of the Rate Plan.
19/ The almost four year revenue requirement freeze established in the Gas Settlement follows the Commission's 1996 adoption of a three year settlement agreement that provided for an annualized $10 million rate decrease for Niagara Mohawk's gas customers. See Case No. 95-G-1095 et al., Opinion No. 96-32, issued December 19, 1996.

makes provision for an extension beyond August 31, 2003 in the event rate or other changes to its terms are not sought or made for the post-August 31, 2003 period. See, e.g., Gas Settlement, ss. III (definitions of "Stayout" and "Settlement Period").

           1.6.1 Extension of Gas Freeze

Niagara Mohawk shall extend the Gas Settlement by 16 months through December 31, 2004, and shall commit not to file for any delivery service rate or other change to its terms that would take effect during this period except as specified in this Joint Proposal./20 Thus, Niagara Mohawk's gas delivery revenue requirement shall remain frozen at current levels through December 31, 2004.

                1.6.1.1 Synergy Savings and Efficiency Gains in New Rates

If Niagara Mohawk files for and receives a gas delivery service rate increase to become effective any time, all synergy and efficiency savings from this or any Follow-on Merger or Acquisition associated with the gas business will be allocated 100% to customers.

                1.6.1.2 Roll-In of State Income Taxes

Niagara Mohawk shall by May 1, 2003 make a compliance filing to roll State Income Taxes into gas delivery service rates and eliminate any surcharges associated with State Income Taxes in a manner that is revenue neutral to Niagara Mohawk. This will be done exclusive of SC-9 and SC-14 Special Contract Customers whose State Net Income Tax will be collected as a surcharge. The compliance tariffs including the State Income Tax Roll-In shall become effective September 1, 2003. The annual SIT recoveries including SC-9 and SC-14 will be $2.856 million.

                1.6.1.3 Follow-on Merger Credits

---------------------
20/ However, the Gas Settlement and this Joint Proposal recognize the possibility of certain changes to the Gas Settlement being made that would not affect its continuing validity. See, e.g., Gas Settlement, Section VII.C.5.

If Niagara Mohawk does not receive a gas delivery service rate increase, Niagara Mohawk shall implement a Follow-on Merger Credit for its gas business following the same procedure and under the same conditions as set forth for its electricity business in Section 1.4.19 and in Attachment 10, provided, however, that the Follow-on Merger Credit shall be included in the Contingency Reserve Account ("CRA"). The Follow-on Merger Credit shall be based on 50 percent of the Follow-on Merger Synergy Savings allocable to Niagara Mohawk gas operations. Niagara Mohawk shall retain its 50 percent allocation of Follow-on Merger Synergy Savings pursuant to Section 1.6.8.

                1.6.1.4 Pension and OPEB Expenses

Effective September 1, 2003, Niagara Mohawk shall apply the Pension and OPEB expense provisions included in Attachment 16 to gas delivery service rates for the period through the later of December 31, 2004 or Niagara Mohawk's next gas delivery service rate filing. The provisions of paragraph 5 of Attachment 16 shall become effective for gas delivery service rates on the date that a Follow-on Merger Credit becomes effective.

                1.6.1.5 Modifications and Clarifications

This Joint Proposal includes certain modifications to the Gas Settlement. All provisions of the Gas Settlement, as modified by this Joint Proposal, will remain in effect through December 31, 2004, and thereafter in the event of a Stayout as defined in the Gas Settlement.

          1.6.2 Other Terms and Conditions

                1.6.2.1 Cathodic Protection Program

The Company will continue to abide by the provisions of the Gas Settlement at Sections V.A.1 and V.E.2. (c) regarding the Cathodic Protection Program. DPS Staff and the Company will continue to plan to meet prior to January 1, 2003, and establish potential extension parameters at that time if the program were to be continued. The Signatories agree that, by taking into consideration the progress accomplished to date and with a better understanding of the unprotected pipe remaining, annual minimum and targeted mileage can more accurately be established. The Signatories should recognize diminishing returns on economical protection when setting new annual minimum and targeted mileage levels for this program.

                1.6.2.2 One-Call Notice

The Company will continue to abide by the provisions of the Gas Settlement at
Section V.E.2. (a) regarding one-call notices. The Company will be assessed a penalty for failure, measured each calendar year, to respond on three or more occasions to Rule 753-3.1 one-call notices within the time frame required by Rule 753-4.5, other than failures to respond as a result of emergency notice notifications.

                1.6.2.3 Backlog of Leaks

The Company will continue to abide by the provisions of the Gas Settlement at
Section V.E.2.b regarding the gas leak backlog. The Company will be assessed a penalty for exceeding annual threshold backlogs of Type 1, 2 and 2A leaks requiring repair, not including leaks repaired but pending recheck by December 31 of every calendar year.

The threshold leak backlog for each year shall be as follows:

                Calendar Year             Target
                -------------             ------
                2001                       250
                2002                       200
                2003                       200
                2004                       150
                2005                       100

                1.6.2.4 Upstream Capacity

The Capacity Incentive Program (Section V.E. 3 of the Gas Settlement) will expire on August 31, 2003. Appendix D, Schedule 1, Item 2 of the Gas Settlement will remain in effect through December 31, 2004, and any Stayout as defined in the Gas Settlement.

                1.6.2.5 Customer Migration Incentive

The incentive formula for an increase in the threshold earnings level shall continue according to the provisions regarding "Subsequent Years" described in
Section V. E. 5 of the Gas Settlement. Effective September 1, 2003, the floor for the threshold earnings formula will be adjusted to align with the allowed ROE in this Joint Proposal (i.e., increased from 10.0% to 10.6%).

               1.6.2.6 Understanding and Awareness Incentive

The incentive formula for an increase in the threshold earnings level shall continue as described under the heading, "Subsequent Years" in Section V. E. 6 of the Gas Settlement. Effective September 1, 2003, the floor for the threshold earnings formula will be adjusted to align with the allowed ROE in this Joint Proposal (i.e., increased from 10.0% to 10.6%).

               1.6.2.7 Revenue Sharing

The capacity release, sales for resale and portfolio management incentive mechanisms with revenue sharing at 85% / 15% for ratepayers and shareholders, respectively (Gas Settlement Section V.E. 4) shall remain in effect through December 31, 2004, and any Stayout as defined in the Gas Settlement.

The incentive provisions of the Gas Settlement regarding the sharing of net revenues from the SC-4 and SC-6 classes between shareholders and customers (Gas Settlement Section V.E. 4.e) will continue through December 31, 2004, and any Stayout as defined in the Gas Settlement. The combined annual target will be changed from $6,108,000 to $4,600,000, effective September 1, 2003. Sharing levels above and below the annual target will continue at 80% and 20% for ratepayers and shareholders, respectively.

The provisions of the Gas Settlement regarding the treatment of revenue variances from target for the SC-9 class (Gas Settlement Section V.A.4.b) will continue through December 31, 2004, and any Stayout as defined in the Gas Settlement. The annual target will be changed from

$16,542,000 to $20,000,000, effective September 1, 2003. Sharing levels above and below the annual target will continue at 100% and 0% for ratepayers and shareholders, respectively.

          1.6.3 Balancing

For the period beyond September 1, 2003, the daily balancing fee shall continue to be set at a maximum of $0.244326 per maximum peak day quantity per month using the same adjustment mechanisms specified in steps 6 and 7 of Schedule 1,
p. 2, of Appendix E to the Gas Settlement.

Daily balancing tolerance bands shall be determined as follows, effective September 1, 2003:

     Nov. 1 - March 31                     April 1 - October 31
     -----------------                     --------------------

            + 5%           If Storage Capacity Balance* > 18, + 10%
            -                                           -     -
                           If Storage Capacity Balance* > 16 and < 18, + 8%
                                                        -              -
                           If Storage Capacity Balance* > 14 and < 16, + 7%
                                                        -              -
                           If Storage Capacity Balance* > 12 and < 14, + 6%
                                                        -              -
                           If Storage Capacity Balance* > 10 and < 12, + 5%
                                                        -              -

* Effective April 1 of each year; quantities in MMDT. Notice will be provided of changes in daily balancing tolerance bands to marketers and "direct customers" (as defined in SC-11) as soon as known, but in no case will there be less than 30 days prior notice of such changes.

If the Storage Capacity Balance is projected to drop below 10 MMDT at any time during the year, tolerance levels would be renegotiated for both the November 1 to March 31 and April 1 to October 31 periods.

          1.6.4 SC-14 Gas, Transportation Service for Dual Fuel Electric Generators

Delivery service revenues, net of depreciation expense, property taxes and rate of return (pre-tax) on the investment, from any new SC-14 customers (i.e., customers other than the Albany and Oswego Steam Stations) will be shared 50/50 between ratepayers and shareholders. The ratepayers' share will be credited to the CRA.

In the event of a Force Majeure, as defined in PSC 218 Gas, SC-14, there will be a 50/50 sharing between ratepayers and shareholders of any revenue shortfall not collected to cover depreciation expense, property taxes and rate of return (pre-tax) on the investment. The Company will collect the customers' share from the CRA. Such recovery will be limited to the accumulated SC-14 revenues that previously will have been credited to the CRA.

          1.6.5 Costs of New Pipeline During Extension Period

Niagara Mohawk has filed for authorization to construct a new pipeline from Schenectady northward toward Glens Falls (Case No. 01-T-1160). Niagara Mohawk shall be entitled to record against the CRA the following costs related to the new pipeline: depreciation; incremental operations and maintenance expense (subject to a hard cap of $50,000 annually); property taxes; and a pre-tax return. No such costs shall be applied against the CRA before the later of September 1, 2003 or the in-service date of the new pipeline.

          1.6.6 Pipeline Safety Requirements

The revenue requirement impact of changes in pipeline safety standards and requirements (including but not limited to operator qualifications, testing and inspection, and public information) shall be deferred with interest accruing at the unadjusted customer deposit rate according to Section V.B.6 of the Gas Settlement (Legislative, Regulatory and Related Actions). In determining whether the deferral threshold of one percent of gas net income per year has been met, the incremental revenue requirements associated with separate pipeline safety requirements emanating from any comprehensive regulatory or legislative initiative regarding pipeline safety (e.g., Federal DOT, Office of Pipeline Safety, Docket No. RSPA-00-7666, Pipeline Integrity Management) shall be aggregated and treated as a single item. However, the company regularly is subjected to changing pipeline safety requirements in the normal course of its business and, as such, would not be allowed deferral accounting for such ongoing changes. Only major incremental changes would be subject to deferral accounting, with Commission approval on their ultimate disposition.

          1.6.7 Miscellaneous Tariff and Rate Design Issues

                1.6.7.1 SC-1 Minimum Charge

The SC-1 minimum charge shall be increased by $1.50 effective September 1, 2003 from $11.57 to $13.07 monthly and by $1.48 effective September 1, 2004 from $13.07 to $14.55 monthly for non-heating customers. For heating customers, the minimum charge shall remain unchanged at $14.55 monthly. These changes shall be implemented on a revenue-neutral basis by reducing the unit rate in the first block after the minimum charge.

                1.6.7.2 SC-2 Tail Block Rate

The SC-2 Small General Service tail block rate for usage in excess of 5000 therms is $0.02583 per therm; and for SC-3 Large General Service, the equivalent rate is $0.04577 per therm. To address this anomaly whereby the large volume customer is paying a higher unit rate than the smaller use customer for the same level of usage, the SC-2 tail block rate shall be changed to $0.05 per therm effective September 1, 2003. An offsetting adjustment shall be made to the penultimate SC-2 block rate to ensure that the tail block rate change is revenue neutral.

                1.6.7.3 SC-6 "Lock-in"

Each month, the Statement of Rate for SC-6 Large Volume Interruptible Transportation service customers shall set forth (a) a monthly price, and (b) an annual price at which customers can lock in regardless of the date on which they migrated to SC-6 service. Customers currently locked in to an annual price will remain locked in until their current term expires. Both the monthly rate and the annual rate will be posted on Niagara Mohawk's web site by the 15th of the month preceding the effective date of the rate. This modified approach to the SC-6 "lock in" will be implemented on the Effective Date of the Rate Plan (Section 1.1.1 of this Joint Proposal) or with the effective date of the Commission's order, if feasible.

                1.6.7.4 Classification of Multiple Dwellings

Niagara Mohawk and DPS Staff will work together to develop tariff language modifications to harmonize the treatment of multiple dwelling customers under Niagara Mohawk's electric and gas tariffs.

                1.6.7.5 Former Syracuse Suburban Customer Issues

Effective September 1, 2004, former customers of Syracuse Suburban Gas Company (Niagara Mohawk Suburban) taking service under Niagara Mohawk's SC-6 tariff shall be subject to the same $350 per month administrative charge for the first 100 therms or less that applies to all other SC-6 customers. Revenues from this service class are shared 80% to ratepayers and 20% to shareholders.

In addition, in continuation of a process set out in the Gas Settlement, the Niagara Mohawk Suburban rate differential for the SC-1, SC-2, and SC-5 classes shall be reduced by another one-sixth on September 1, 2004. Furthermore, if the Stayout extends beyond September 1, 2005, the final Niagara Mohawk Suburban rate differential for SC-1, SC-2, and SC-5 shall be eliminated on September 1, 2005. At that point, since no remaining differences would exist in the Niagara Mohawk Suburban tariff structure, separate delivery service rates for Niagara Mohawk Suburban in Niagara Mohawk's gas tariffs would be eliminated.

Finally, as a point of clarification of the current Gas Settlement, all incremental revenues resulting from the process to eliminate the Niagara Mohawk Suburban rate differential shall be credited to the CRA beginning with the second one-sixth rate change filed to become effective August 1, 2001.

                1.6.7.6 Bill Impacts of Rate Changes

The estimated impact of the proposed gas tariff and rate design changes are set forth on Attachment 22.

                1.6.7.7 Gas Billing Backout Credit

Niagara Mohawk currently charges gas marketers for providing billing services on their behalf. This one-bill option allows the charges for both delivery and commodity services to be included on a single bill. The customer pays for the billing in its delivery service rates and, presumably, also pays the gas marketer to contract with the utility for billing services. To avoid a double payment, there needs to be a billing backout credit applied to the delivery portion of customers' bills. Beginning September 1, 2003 and consistent with the billing order (issued May 18, 2001) in Case 99-M-0631, Niagara Mohawk will include a backout credit of $0.53 per bill for those customers who are gas only, and the charge to gas marketers will also be set at $0.53 per bill, until a further determination is made in the generic unbundling proceeding.

                1.6.8 Earnings Sharing Mechanism

The earnings sharing mechanism of the Gas Settlement (Section V.D) shall remain in effect through December 31, 2004, and continue through any Stayout as defined in the Gas Settlement. Effective September 1, 2003, Niagara Mohawk shall also adjust actual earnings from gas operations to reflect fifty percent of the gas portion of the Synergy Savings, Efficiency Savings, and Costs to Achieve that have been agreed to in this Joint Proposal. The Synergy Savings, Efficiency Gains, and Costs to Achieve for each year of the Rate Plan are shown on Attachment 18. They are based on a phase in of total Synergy Savings to $130 million per year, allocated 62 percent to New York, and Efficiency Gains of $60 million per year, allocated 100 percent to New York. The Synergy Savings Allowance shall be adjusted to reflect the gas share of a Follow-on Merger Synergy Allowance on the effective date of a Follow-on Merger Credit. The Follow-on Merger Synergy Allowance shall continue until the later of the end of the Electric Rate Plan

Period or five years, provided, however, the Follow-on Merger Synergy Allowance shall cease on the effective date of any general increase in gas delivery service rates.

          1.6.9 Religious Rates

If the resolution of Case No. 99-E-0503 results in an increase in gas revenues, such revenues will be deferred into the CRA for future customer benefit.

          1.6.10 Allowance for Funds Used During Construction

Effective September 1, 2003, Niagara Mohawk shall be authorized to use a 10.6% return on equity for the gas component of equity in the calculation of its Allowance for Funds Used During Construction.

     1.7  Force Majeure

This Joint Proposal is executed on the assumption that Niagara Mohawk is able to carry on its business without interference by acts of war or terrorism. Given that acts of war or terrorism can interfere with Niagara Mohawk's ability to carry on its business, destroy its equipment, or otherwise result in a significant addition to Niagara Mohawk's costs, Niagara Mohawk shall be free to file with the Commission a response plan, a request to recover additional costs not reimbursed by third parties, and any other appropriate modifications to the components of the Rate Plan necessary to implement such plan or to reflect the changed circumstances. Any modifications shall become effective only after Commission review and approval. Nothing in this Section shall relieve Niagara Mohawk of its obligations to take reasonable and appropriate measures to reduce its security risks.

2.   Merger Approval, Corporate Authorizations and Retiree Benefits

     2.1  Closing of the Merger a Condition to the Settlement

On September 5, 2000, National Grid and Niagara Mohawk announced their intention to merge. The closing of this transaction is a condition to the effectiveness of this Joint Proposal. In the event that the merger does not close prior to the termination of the Merger Agreement or any agreed upon extensions, the Rate Plan will, as of the termination date of the Merger Agreement, be deemed withdrawn and any order of the Commission approving or implementing the Rate Plan will become ineffective and unenforceable. In that event, the Power Choice Settlement for electric service and the Gas Settlement will remain effective and enforceable according to their terms.

     2.2  Support before All Regulatory Agencies

To assure that the condition in the prior paragraph is achieved, the Parties to this Joint Proposal shall not oppose the approval of the merger before any state or federal agency whose approval is required to close the merger.

     2.3 Approval of the Merger, Financings, Corporate Structure, and Affiliate Rules

The Signatories agree:

     (a) that the merger of the Petitioners is in the public interest and should be approved;

     (b) that the approvals and requested authorizations set forth in the January 17, 2001 Petition and below should be granted including the following;

          (i) Acquisition of Niagara Mohawk Stock. Approval pursuant to N.Y. Public Service Law ss. 70 to enable National Grid indirectly to acquire 100 percent of the common stock of Niagara Mohawk in accordance with the description in the Petition as it may be modified prior to closing as long as Niagara Mohawk does not assume any obligations.

          (ii) Joint Proposal and Incentive Rate Plan. Approval under the N.Y. PSLss.ss.65(1) and 110 of the Joint Proposal in a form substantially similar to that proposed by Petitioners.

         (iii) Financing. A finding under the N.Y. PSLss. 69 that Niagara Mohawk's participation in the National Grid USA Money Pool, whether as a borrower or lender, and participation of Niagara Mohawk's affiliates as lenders, are appropriate, so long as such participation is fully in conformance with the National Grid USA Money Pool Agreement.

          (iv) Change in Fiscal Year. Authorization pursuant to N.Y. PSLss.66(4) for Niagara Mohawk to convert from a calendar year fiscal year to fiscal year ending March 31.

          (v) Extension for Filing of PSC Annual Report. Authorization for Niagara Mohawk to delay its filing of its PSC Annual Report to June 1 of each calendar year.

     (c) that the proposed corporate structure, affiliate rules, and contracts, accounting treatment and dividend limitations, and standards of competitive conduct set forth in Attachment 23 should be authorized and approved;

     (d) that the limited waiver from the Commission Statement of Policy on pensions and post-retirement benefits other than pensions, and the other provisions set forth in Section 2.5.4, below should be authorized and approved;

     (e) that approval of this Joint Proposal should represent a finding of no significant environmental impact under the State Environmental Quality Review Act and its implementing regulations, 6 NYCRR Part 617; and

     (f) that, except for SEQRA finding referenced in Section 2.3(e), no other approvals or authorizations from the Commission are known to be necessary to consummate the merger and implement the proposed Scheme of Arrangement.

     2.4  Labor Negotiations Reserved

As detailed in Section 1.2.5.2.7, the Rate Plan contemplates Efficiency Gains and Synergy Savings of $190 million per year. Niagara Mohawk and National Grid have been working jointly to develop an integration plan to achieve these savings while improving service to customers. These savings will be achieved through a combination of adoption of best practices, non-staff savings, and through elimination of redundant positions. It is the objective of Niagara Mohawk and National Grid to accomplish the necessary reduction in staff over time through attrition and voluntary programs, such as early retirement and voluntary separation programs. While neither Niagara Mohawk nor IBEW Local 97 intend to waive any rights under the currently effective collective bargaining agreement or applicable federal and state labor laws, Niagara Mohawk agrees to initiate negotiations with IBEW Local 97 promptly after approval of the merger with the objective of avoiding the need for involuntary terminations (i.e., layoffs). Among other things, negotiations between Niagara Mohawk and IBEW Local 97 shall include the terms of an early retirement program for represented employees in areas where staff reductions are possible, enhancements to the existing separation plans, a voluntary separation plan, and/or retraining programs and associated costs. Nothing in this Joint Proposal shall affect the rights, obligations, or abilities of Niagara Mohawk and IBEW local 97 to engage in collective bargaining on issues related to represented employees.

     2.5  Retiree Benefits

Retirement benefits are a key component of the compensation and benefits package offered to Niagara Mohawk employees. From time to time Niagara Mohawk, subject to its duty to bargain concerning represented employees, adjusts future retirement benefits in response to changing needs or conditions relative to Niagara Mohawk, its workforce and/or retirees. Historically, none of those changes have resulted in significant additional costs to existing retirees. In fact, many changes have been to their benefit.

Niagara Mohawk and National Grid have publicly stated that they have no present intention to reduce retirees' benefits, and their historical track records evidence that retiree benefits have been delivered as designed. In addition, federal law prohibits the reduction of retiree pension benefits, although similar restrictions do not exist with respect to retiree health and life benefits. That does not mean, however, that retirees do not have legal rights relative to retiree health and life benefits under existing laws or contracts, which rights are not diminished by the merger. Further, there are natural disincentives for changing existing retirees' health and life benefits in a negative way, including: the adverse impact such changes could have on the morale of the current workforce, many of whom anticipate being future retirees; and the lobby of retirees, who can have a positive or negative impact on Niagara Mohawk's and National Grid's initiatives depending upon their satisfaction with Niagara Mohawk and National Grid. Additionally, as set forth in Section 2.5.4, National Grid and Niagara Mohawk will follow the Commission's Statement of Policy that eliminates any profit or loss to Niagara Mohawk and National Grid from changes in retiree benefits. Nonetheless, in order to respond to potential future changes in the way health and life benefits are delivered or other unpredictable circumstances, the merged company needs to maintain its various rights permitted by law, the plans, and contracts in just the same manner Niagara Mohawk has reserved those rights to date.

Notwithstanding the above assertions and protections, certain Niagara Mohawk retirees have expressed concern about the continuation of their existing benefits following the merger. In order to address these concerns, Niagara Mohawk and National Grid have agreed to the following accommodations:

          2.5.1 Extension of Commitments in Merger Agreement

The National Grid/Niagara Mohawk Merger Agreement states that:

          "For a period of two years immediately following the Closing Date, the compensation, benefits and coverage provided to current employees and retirees of the Company or any Company Subsidiary, other than those covered by a collective bargaining agreement, who continue employment with Newco or one of its Subsidiaries (the "Affected Employees") pursuant to compensation and employee benefit plans or arrangements maintained by Newco or one of its subsidiaries shall be, in the aggregate, not less favorable (as determined by Newco and the Surviving Entity using reasonable assumptions and valuation methods) than those provided, in the aggregate, to such Affected Employees by the Company and any Company Subsidiary immediately prior to the Closing Date."

National Grid and Niagara Mohawk have agreed that the protection afforded to retirees under the above provision would be extended so that it applies for a period of four years from the Closing Date, rather than the original two. Nothing in this Joint Proposal shall preclude retirees either individually or as group from arguing that their protections extend beyond this four year extension.

          2.5.2 Retiree's Advisory Committee Established

A Niagara Mohawk Retirees' Advisory Committee will be established. The committee will be made up of a minimum of two representatives from each organized chapter of Niagara Mohawk's retiree association.

Niagara Mohawk and National Grid will advise the Retiree Advisory Committee of any future changes they intend to implement to retirees' health/life benefits, premiums or out of pocket costs not contemplated by the arrangements in existence at the time of merger by providing the Retiree Advisory Committee with at least 45 days notice. Notice will generally be measured from the effective date of the changes, but all reasonable efforts will be made to provide the Retiree Advisory Committee with applicable notice at least 30 days in advance of their general announcement, provided, however, that such notice and information shall be disclosed to IBEW Local 97 at the same time it is provided to the Retiree's Advisory Committee. The role of the Retiree Advisory Committee shall be to facilitate information exchange, allow the retirees to express their views, and allow those views to be considered by Niagara Mohawk and National Grid when reaching their independent business decisions regarding retiree issues. The Retiree Advisory Committee shall not be considered a bargaining agent.

Niagara Mohawk and National Grid representatives will be available to meet with Retiree Advisory Committee representatives annually to discuss retiree benefit matters. Retiree representatives will be welcome to discuss their thoughts relative to any and all other retirement benefit issues at the meeting. Niagara Mohawk will reimburse members for reasonable costs incurred to attend this annual meeting with company representatives.

          2.5.3 Annuitization of Pensions Requires Prior Notice to and Approval from the Commission

Niagara Mohawk and National Grid commit not to purchase annuities from an insurance company in lieu of the pension trust delivered benefits for any Niagara Mohawk retirees who retired between the period January 1, 1989 and July 1, 1998 for four years after the closing of the merger. Moreover, Niagara Mohawk and National Grid have no current intentions of purchasing annuities in lieu of continuing to pay legally protected pension obligations from the pension trust after that period. It is worthwhile to repeat that such an endeavor would be risky under current law since it is not clear that the pension trust would not remain liable for spun-off obligations, making such a transaction generally uneconomic. In any event, however, to ensure that such a transaction, which could only take place after year four, is only undertaken with the input from interested parties, Niagara Mohawk and National Grid have also agreed to an explicit notice provision on this topic. If at any time during the period after year four through the end of the ten year term of the Rate Plan, Niagara Mohawk and National Grid propose to purchase annuities from an insurance company in lieu of pension trust delivered benefits for any Niagara Mohawk retirees who retired between January 1, 1989 and July 1, 1998, Niagara Mohawk and National Grid will give 60 days advance notice to the Retiree Advisory Committee and the Director of Accounting and Finance of the New York Department of Public Service. This provides affected retirees the opportunity to petition the company and/or to express their concerns to the Commission. In the event that the Commission decided that it was appropriate to hold a hearing on the subject matter, then retirees would have the same rights as any other interested parties to participate in the proceedings.

In addition, Niagara Mohawk and National Grid will not purchase annuities from an insurance company, in lieu of benefits derived from its entire trust devoted to Niagara Mohawk retirees, without first seeking and obtaining approval from the Commission.

          2.5.4 Commission's Statement of Policy Followed for Ratemaking

In general, the company will adhere for the full ten years of the Rate Plan Period to the Commission's Statement of Policy ("SOP") regarding Pensions and Post-retirement benefits. Under the SOP, Niagara Mohawk reconciles its pension and benefit expense with the allowance in its rates and will realize no profit or loss from changes to retirees benefits under its pension and benefit plans. However, Niagara Mohawk and National Grid will be granted waiver from the requirements of the SOP in the following limited respects:

     (a) Although Niagara Mohawk and National Grid will not merge their pensions funds without prior approval of the Commission following notice to the signatories, they may establish a single master trust, with separate segregated sub-trusts for its New York and New England retirees, as long as a complete separate accounting of the assets, liabilities and annual expense levels can be made for the Niagara Mohawk sub-trust. Any information, not otherwise confidential, provided to the Commission shall be made available upon request to any signatory.

     (b) ServiceCo (a Massachusetts corporation defined in Attachment 23) will be permitted to manage the pension/OPEB plans subject to Commission staff review as long as a separate, non-affiliated entity is handling the investment decisions pertaining to the plans.

          2.5.5 No Effect on Collective Bargaining Process

Niagara Mohawk, IBEW Local 97, and individual retirees do not waive any rights that they may have under the currently effective or any prior collective bargaining agreements, or other contracts, or applicable federal and state labor laws. Nothing in this Section 2.5 shall affect the rights, obligations, or abilities of Niagara Mohawk and IBEW Local 97 to engage in collective bargaining on pension and benefit issues relative to represented employees.

     2.6  Operations in New York

The parties agree that integration of Niagara Mohawk and National Grid, and achievement of the associated Synergy Savings and Efficiency Gains upon which the rate reduction included in the Joint Proposal is predicated, will require changes in the location of facilities and the means used to deliver services to customers as best practices between the merging companies and among the industry generally are adopted throughout the combined company.

Notwithstanding the foregoing, Niagara Mohawk will notify the Commission prior to implementing any significant changes to the location(s) and/or means of delivery of services, including emergency response, associated with its customer service functions. Further, Niagara

Mohawk's corporate headquarters will be maintained in Syracuse, New York. Niagara Mohawk also agrees that its officers and the senior management team responsible for day-to-day electric and gas operations in New York will maintain offices in New York State. In addition, Niagara Mohawk agrees to provide safe and reliable service to customers consistent with the objectives set forth in the Service Quality Assurance Program established in Section 1.2.4.8 and Attachment 9. To achieve these defined customer service and reliability objectives, Niagara Mohawk agrees to maintain a level of workforce in New York that, in its view, is sufficient to achieve these objectives and to utilize all other necessary resources, including but not limited to, internal and external human resources, investments in plant and technology.

3.   Additional Provisions

     3.1  No Admissions

The making of this Joint Proposal shall not be construed, interpreted or otherwise deemed in any respect to constitute an admission by any party regarding any allegation or contention in this proceeding or any other proceeding.

     3.2  Discussion Privileged

The discussions which have produced this Joint Proposal have been conducted on the explicit understanding that any and all prior proposals and discussions relating thereto are and shall be privileged, shall be without prejudice to the position of any party or participant presenting such offer or participating in any such discussions or proceedings, and are not to be used in any manner in connection with these or any other proceedings.

     3.3  Commission Acceptance a Condition

This Joint Proposal is expressly conditioned upon the Commission's acceptance of all provisions hereof without change or condition. In the event the Commission does not by order accept it in its entirety, each Signatory shall have the right to withdraw from the Joint Proposal upon written notice to the Commission. If any of the Petitioners give such notice, this Joint Proposal shall be deemed withdrawn, it shall not constitute any part of the record in this proceeding or be used for any other purpose, and each of its provisions shall be deemed to be null and void.

     3.4  Dispute Resolution

In the event of any disagreement over the interpretation of this Joint Proposal or the implementation of any of the provisions of this Joint Proposal, which cannot be resolved informally among the Parties, such disagreements shall be resolved in the following manner unless otherwise provided herein. The Parties shall promptly convene a conference and in good faith shall attempt to resolve such disagreement. If any such disagreement cannot be resolved by the Parties, any Party may petition the Commission for relief on a disputed matter.

     3.5  Commission Authority

Nothing in this Joint Proposal shall be construed to limit the Commission's authority to reduce Niagara Mohawk's rates should it determine, in accordance with the Public Service Law, that the established rates are in excess of just and reasonable rates for Niagara Mohawk's electric and gas service.

                                                     Respectfully submitted,